Exhibit 2.1

EXECUTION COPY

MASTER PURCHASE AGREEMENT
dated as of May 5, 2010
by and among
STEPAHEAD, LLC,
as the Seller,
JAG FOOTWEAR, ACCESSORIES AND RETAIL CORPORATION,
as the Purchaser,
solely for purposes of certain provisions hereof,
JONES APPAREL GROUP, INC.,
as Jones,
solely for purposes of certain provisions hereof,
STUART WEITZMAN HOLDINGS, LLC,
as the Company,
and
solely for purposes of certain provisions hereof,
MR. STUART WEITZMAN,
as the Founder

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Schedules
Schedule A — Individuals with Pre-Signing COC Payment Assignment Agreements
Schedule B — Listing of Bank Accounts
Schedule C — Accounting Policies and Principles of the Company
Schedule D — Adjustments to EBITDA
Schedule E — Individuals Requiring Post-Signing COC Payment Assignment Agreements
Schedule F — Knowledge of the Seller and the Company
Schedule G — Knowledge of the Purchaser
Disclosure Schedule — Disclosure Schedule of the Company

Exhibits
Exhibit A — Class B and C Unit Contribution Agreement
Exhibit B — IPC Contribution Agreement
Exhibit C — IPC Purchase Agreement
Exhibit D — COC Payment Assignment Agreements
Exhibit E — Founder Employment Agreement
Exhibit F — Founder Letter Agreement
Exhibit G — Name and Likeness Agreement
Exhibit H — Form of Fourth A&R LLC Agreement
Exhibit I — Form of Escrow Agreement
Exhibit J — Form of Press Release

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          MASTER PURCHASE AGREEMENT dated as of May 5, 2010 (this “Agreement”), by and among (i) STEPAHEAD, LLC, a Delaware limited liability company (the “Seller”), (ii) JAG FOOTWEAR, ACCESSORIES AND RETAIL CORPORATION, a New Jersey corporation (the “Purchaser”), (iii) for certain provisions hereof, JONES APPAREL GROUP, INC., a Pennsylvania corporation (“Jones”), (iv) for certain provisions hereof, STUART WEITZMAN HOLDINGS, LLC, a Delaware limited liability company (the “Company”), and (v) for certain provisions hereof, MR. STUART WEITZMAN, a natural person (the “Founder”). Capitalized terms shall have the respective meanings ascribed to them in Section 11.04.
          WHEREAS, as of the date hereof, all of the Class A Units of the Company (the “Class A Units”) are owned by IPC/SW LLC, a Delaware limited liability company (“IPC”), all of the Class B Units of the Company (the “Class B Units”) are owned, collectively, by the Founder and Weitzman Family Investments, Inc., a Delaware corporation (“WFI”), all of the Class C Units of the Company (the “Class C Units”) are held by certain natural persons (each, a “Management Equity Holder”), and there are no other Equity Interests of the Company issued or outstanding;
          WHEREAS, as of the date hereof, the Seller is a wholly owned direct Subsidiary of the Company;
          WHEREAS, the Founder, WFI, IPC, each Management Equity Holder, the Company, the Seller, the Purchaser and Jones desire to enter into a series of related transactions (described in further detail below) as a result of which (a) the Purchaser will acquire 55% of the Company, (b) the remaining 45% of the Company held by the Founder, WFI, IPC and the Management Equity Holders will be reorganized to the effect that such investment will be held indirectly through the Seller, with the Seller as a new member of the Company, and (c) on a later date, the Purchaser will acquire such remaining 45% of the Company from the Seller, and the Company will thereupon become a wholly owned Subsidiary of the Purchaser;
          WHEREAS, to give effect to the foregoing intent of the Founder, WFI, IPC, the Management Equity Holders, the Company, the Seller, the Purchaser and Jones:
          (a) concurrently with the execution and delivery of this Agreement, the Founder, WFI, each Management Equity Holder, the Company and the Seller have entered into that certain contribution agreement (the “Class B and C Unit Contribution Agreement”), a copy of which is attached hereto as Exhibit A;
          (b) concurrently with the execution and delivery of this Agreement, IPC, the Company and the Seller have entered into that certain contribution agreement (the “IPC Contribution Agreement”), a copy of which is attached hereto as Exhibit B;

          (c) concurrently with the execution and delivery of this Agreement, IPC, the Purchaser and Jones have entered into that certain Common Unit Purchase Agreement (the “IPC Purchase Agreement”), a copy of which is attached hereto as Exhibit C;
          (d) prior to or concurrently with the execution and delivery of this Agreement, each of the natural persons listed on Schedule A hereto, each of which is party to an employment, change of control or similar agreement with the Company, has entered into an assignment and release agreement with the Company and the Seller, a copy of which is attached hereto as Exhibit D (each such agreement, together with each other similar agreement entered into after the date hereof but prior to the Initial Closing in accordance with Section 6.18(b), a “COC Payment Assignment Agreement”);
          (e) concurrently with the execution and delivery of this Agreement, the Founder has executed an employment agreement with the Company, which shall become effective at the Initial Closing (the “Founder Employment Agreement”), a copy of which is attached hereto as Exhibit E,
          (f) concurrently with the execution and delivery of this Agreement, the Founder has executed a letter agreement regarding certain obligations of the Founder in connection with the transactions contemplated hereby (the “Founder Letter Agreement”), a copy of which is attached hereto as Exhibit F; and
          (g) concurrently with the execution and delivery of this Agreement, the Founder has executed a name and likeness agreement with Stuart Weitzman IP, LLC, a wholly owned Subsidiary of the Company, which shall become effective at the Initial Closing (the “Name and Likeness Agreement”), a copy of which is attached hereto as Exhibit G;
          WHEREAS, the following transactions will be consummated in accordance with the terms and conditions of the foregoing agreements:
          (a) immediately prior to the Initial Closing and pursuant to the Class B and C Unit Contribution Agreement, (i) the Founder and WFI shall each contribute to the Seller all of the Class B Units held by them in exchange for Class B Units of the Seller, (ii) each Management Equity Holder shall contribute to the Seller all of the Class C Units held by such holder in exchange for Class C Units of the Seller, and (iii) the Equity Interests of the Seller held by the Company shall be canceled and shall cease to exist, and thereupon the Seller shall become a new member of the Company; the transactions described in this paragraph (a) are collectively referred to as the “Class B and C Unit Contribution”;
          (b) immediately following the consummation of the Class B and C Unit Contribution and pursuant to the terms of the Class B and C Unit Contribution Agreement and the IPC Contribution Agreement, the Seller and IPC, the then sole members of the Company, and the Company shall amend and restate the limited liability company agreement of the Company into the form attached as Exhibit D to the IPC Contribution Agreement (the “Third A&R LLC Agreement”), to among other things, combine and reclassify the Class A Units and the Class B Units into a single class of common units (the “Common Units”) and cancel the Class C Units; the transactions described in this paragraph (b) are collectively referred to as the “Reclassification”;
          (c) immediately following the consummation of the Reclassification, the following transactions shall all be consummated simultaneously with each other:
          (i) pursuant to the terms of this Agreement, the Initial Closing shall occur, at which the Seller shall sell to the Purchaser or its designees, and the Purchaser or its designees shall purchase from the Seller, 193.6265 Common Units (the “Initial Membership Interests” and such acquisition of the Initial Membership Interests, the “Initial Acquisition”);
          (ii) pursuant to the terms of the IPC Purchase Agreement, the “Closing” thereunder shall occur, at which IPC shall sell to the Purchaser or its designees, and the Purchaser or its designees shall purchase from IPC, 356.3735 Common Units (such acquisition, the “IPC Acquisition”);
          (iii) pursuant to the terms of this Agreement and the IPC Purchase Agreement, the Seller, IPC and the Purchaser, the then sole holders of Common Units, shall amend and restate the Third A&R LLC Agreement in the form attached hereto as Exhibit H (the “Fourth A&R LLC Agreement”) to, among other things, admit the Purchaser as a member of the Company and provide that IPC shall no longer be a member of the Company (subject to the retention by IPC of its economic rights until consummation of the IPC Contribution); and
          (iv) pursuant to the terms of each COC Payment Assignment Agreement, each such agreement shall become effective, to the effect that each natural person party thereto shall release the Company and its Subsidiaries from all obligations in connection all Change of Control Payments owed to such natural person in exchange for the assumption by the Seller of all such Change of Control Payment obligations (such transactions, collectively, the “COC Payment Assignments”);
          (d) immediately following the consummation of the transactions described in the preceding paragraph (c), the following transactions shall all be consummated simultaneously with each other:
          (i) pursuant to the terms of the IPC Contribution Agreement, IPC shall contribute all of the Common Units then remaining to be held by it to the Seller in exchange for Class A Units of the Seller, as a result of which the Company will become wholly owned entirely by the Seller and the Purchaser; and
          (ii) the Founder, WFI, each Management Equity Holder, and IPC shall enter into the Second Amended and Restated Limited Liability Company Agreement of the Seller, in the form attached as Exhibit E to the IPC Contribution Agreement (the “Seller LLC Agreement”); the transactions described in this paragraph (ii), together with the transactions described in the preceding paragraph (i), are collectively referred to as the “IPC Contribution”; and
          (e) at a future time provided in this Agreement, the Final Closing shall occur, at which the Seller shall sell to the Purchaser or its designees, and the Purchaser or its designees shall purchase from the Seller, 450 Common Units (the “Final Membership Interests” and, together with the Initial Membership Interests, the “Membership Interests”; such acquisition of the Final Membership Interests, the “Final Acquisition” and, together with the Initial Acquisition, the “Acquisitions”), constituting all remaining Equity Interests of the Company not then held by the Purchaser.
          NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
ARTICLE I
The Initial Acquisition
          SECTION 1.01. Purchase and Sale of the Initial Membership Interests. On the terms and subject to the conditions of this Agreement, at the Initial Closing, the Seller shall sell, transfer and deliver to the Purchaser, free and clear of all Liens, and the Purchaser shall purchase, acquire and accept from the Seller, the Initial Membership Interests for an aggregate purchase price equal to the Initial Purchase Price, payable as set forth below. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to withhold from the Initial Purchase Price otherwise payable pursuant to this Agreement to the Seller such amounts as are required to be withheld with respect to the making of such payment under any applicable Tax withholding requirements of the Code or under any provision of state, local, foreign or other Tax law.
          SECTION 1.02. Initial Closing Date. (a) The closing of the Initial Acquisition (the “Initial Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, commencing at 10:00 a.m., local time on the second Business Day following the satisfaction (or, to the extent permitted by applicable Law, the waiver) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 (other than any such condition that by its nature is to be satisfied at the Initial Closing) has not been satisfied (or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof), as soon as practicable after all of the conditions set forth in Article VII (other than any such condition that by its nature is to be satisfied at the Initial Closing) have been satisfied (or, to the extent permitted by applicable Law, waived by all parties entitled to the benefits thereof), or at such other place, time and date as shall be mutually agreed in writing between the Seller and the Purchaser. The date on which the Initial Closing occurs is referred to as the “Initial Closing Date”. The Initial Closing shall be deemed to be effective as of the close of business on the Initial Closing Date.

          SECTION 1.03. Transactions To Be Effected at the Initial Closing. At the Initial Closing:
          (a) The Seller shall deliver to the Purchaser a fully executed assignment agreement in form and substance reasonably satisfactory to the Purchaser and the Seller effectuating the transfer of the Initial Membership Interests to the Purchaser.
          (b) The Purchaser or its designees shall deliver to the Seller payment by wire transfer of immediately available funds, to one or more bank accounts designated in writing by the Seller (such account designation to be made at least three Business Days prior to the Initial Closing Date), in an aggregate amount in cash equal to the Initial Purchase Price.
          (c) The Purchaser, the Seller, IPC and the Company shall execute and deliver the Fourth A&R LLC Agreement.
          (d) The Purchaser, the Seller, IPC and JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement in substantially the form attached hereto as Exhibit I (the “Escrow Agreement”).
          (e) The Purchaser, on the one hand, and the Seller, on the other hand, shall deliver the certificates referred to in Section 7.02 and 7.03, as applicable.
          SECTION 1.04. Post Closing True-Up of the Closing Date Cash. (a) Promptly, but in any event, no later than the fifth Business Day after the Initial Closing Date, the Seller shall prepare and deliver to the Purchaser a statement (the “Post Initial Closing Statement”), certified on behalf of the Seller by the Founder (not in his personal capacity), setting forth the Seller’s calculation in reasonable detail of (i) the amount of the Closing Date Cash and (ii) the amount of the difference, if any, between the amount of the Closing Date Cash and $2,000,000 (the “Target Cash Amount”).
          (b) During the 30 day period following the delivery of the Post Initial Closing Statement by the Seller, the Purchaser and its advisors (including its accountants) shall be permitted to review the working papers of the Seller and its advisors (including its accountants) relating to the Post Initial Closing Statement; provided that the Purchaser and its advisors (including its accountants) shall have executed all release letters reasonably requested by the Seller’s accountants in connection therewith. The Post Initial Closing Statement shall become final and binding upon the parties on the 30th day following delivery thereof by the Seller, unless the Purchaser gives written notice of its disagreement (a “Notice of Disagreement”) with the Post Initial Closing Statement to the Seller prior to such date. The Purchaser may only deliver one Notice of Disagreement, and the Purchaser shall not raise any disagreements with the Post Initial Closing Statement other than the disagreements set forth in the Notice of Disagreement nor shall the Purchaser adjust or change any disagreement set forth in the Notice of Disagreement. The Notice of Disagreement shall be signed by the Purchaser and shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on the Closing Date Cash not being determined in accordance with this Article, and (iii) specify what the Purchaser reasonably believes is the correct amount of the Closing Date Cash. If a Notice of Disagreement is received by the Seller within such 30 day period, then the Post Initial Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the Purchaser and the Seller on the earlier of (A) the date the Purchaser and the Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30 day period following the delivery of the Notice of Disagreement by the Purchaser, the Purchaser and the Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, the Seller and its advisors (including its accountants) shall have access to the working papers of the Purchaser and its advisors (including its accountants) prepared in connection with the Notice of Disagreement; provided that the Seller and its advisors (including its accountants) shall have executed all release letters reasonably requested by the Purchaser’s accountants in connection therewith. At the end of such 30 day period, the Purchaser and the Seller shall submit to the Accounting Firm for resolution any and all matters that remain in dispute and which were properly included in the Notice of Disagreement, in the form of written briefs prepared by each party (of which there shall only be permitted the submission of one brief by the Purchaser and one brief by the Seller, and neither party shall be permitted to submit any reply briefs or other materials). The Purchaser and the Seller shall jointly instruct the Accounting Firm that it (1) shall act as an expert and not as an arbitrator, (2) shall review only the matters that were properly included in the Notice of Disagreement and which remain unresolved, (3) shall be permitted to ask both parties questions about their briefs but shall not otherwise be permitted to conduct any independent discovery or fact-finding in connection with its review and determination of such matters (4) shall make its determination in accordance with the requirements of this Article and (5) shall render its decision within 30 days from the submission to it of the matters that remain unresolved. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section shall be shared equally by the Purchaser, on the one hand, and the Seller, on the other hand. The fees, costs and expenses of the Seller incurred in connection with its preparation of the Post Initial Closing Statement, its review of any Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne solely by the Seller, and the fees, costs and expenses of the Purchaser incurred in connection with its review of the Post Initial Closing Statement, its preparation of the Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne solely by the Purchaser.
          (c) Promptly, but in any event, no later than the fifth Business Day after the Post Initial Closing Statement becomes final and binding on the parties, (i) if the Closing Date Cash was less than the Target Cash Amount, the Seller shall pay to the Company, and (ii) if the Closing Date Cash was more than the Target Cash Amount, the Purchaser and the Seller shall cause the Company to distribute to the Seller in accordance with Section 5.03 of the Fourth A&R LLC Agreement, in each case, cash by wire transfer of immediately available funds in an amount equal to such difference, on a dollar-for-dollar basis, together with interest accrued thereon at a rate per annum equal to the rate of interest announced publicly by JPMorgan Chase Bank, N.A. as its prime rate as of the Initial Closing Date, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Initial Closing Date to and excluding the date of payment.

          (d) Each of the Seller and the Purchaser shall assist, and shall cause its Affiliates to assist, the other party and its advisors (including its accountants) in the preparation and review of the Post Initial Closing Statement and in connection with the other matters addressed by this Section. Each of the Seller and the Purchaser shall afford to the other party and its advisors (including its accountants), reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books and records of such first party and its Affiliates to the extent relevant to such matters; provided that such access shall not unreasonably disrupt the normal operations of such first party or any of its Affiliates.
          SECTION 1.05. Certain Defined Terms Used in Article I. As used in this Agreement, the following terms shall have the following meanings:
          “Closing Date Cash” means the cash and cash equivalents of the Company and its wholly owned Subsidiaries as of the time of the Initial Closing, determined in accordance with GAAP and, to the extent consistent with GAAP, the accounting policies and principles of the Company set forth on Schedule C. “Closing Date Cash” shall include, to the extent constituting cash and cash equivalents of the Company and its wholly owned Subsidiaries in accordance with GAAP, the amounts included in the bank accounts listed on Schedule B as of the time of the Initial Closing.
          “GAAP” means generally accepted accounting principles in the United States, applied in accordance with the consistency requirements thereof.
          “Initial Purchase Price” means (a) $180,263,600.00, minus (b) the amount of the “Purchase Price” under the IPC Purchase Agreement.
ARTICLE II
The Final Acquisition
     SECTION 2.01. Purchase and Sale of the Final Membership Interests. On the terms and subject to the conditions of this Agreement, at the Final Closing, the Seller shall sell, transfer and deliver to the Purchaser, free and clear of all Liens, and the Purchaser shall purchase, acquire and accept from the Seller, the Final Membership Interests for an aggregate purchase price equal to the Final Purchase Price, payable as set forth below. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to withhold from the Final Purchase Price otherwise payable pursuant to this Agreement to the Seller such amounts as are required to be withheld with respect to the making of such payment under any applicable Tax withholding requirements of the Code or under any provision of state, local, foreign or other Tax law.
          SECTION 2.02. Final Closing Date. Subject to Section 2.04, the closing of the Final Acquisition (the “Final Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, commencing at 10:00 a.m., local time, on the last Business Day of 2012, provided, that if all the conditions set forth in

Article VIII (other than any such condition that by its nature is to be satisfied at the Final Closing) have not been satisfied (or, to the extent permitted by applicable Law, waived by the parties entitled to the benefits thereof) as of such date, then on the first Business Day thereafter that all the conditions set forth in Article VIII (other than any such condition that by its nature is to be satisfied at the Final Closing) have been satisfied (or, to the extent permitted by applicable Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be mutually agreed in writing between the Seller and the Purchaser. The date on which the Final Closing occurs (including if pursuant to Section 2.04) is referred to as the “Final Closing Date”. The Final Closing shall be deemed to be effective as of the close of business on the Final Closing Date.
          SECTION 2.03. Transactions To Be Effected at the Final Closing. At the Final Closing (including if the Final Closing is accelerated pursuant to Section 2.04):
          (a) The Seller shall deliver to the Purchaser a fully executed assignment agreement in form and substance reasonably satisfactory to the Purchaser and the Seller effectuating the transfer of the Final Membership Interests to the Purchaser.
          (b) The Purchaser or its designees shall deliver to the Escrow Agent payment by wire transfer of immediately available funds, to a bank account designated in writing by the Escrow Agent (such account designation to be made at least three Business Days prior to the Final Closing Date), in an aggregate amount in cash equal to the Final Closing Date Payment. The Purchaser’s obligation to pay the Final Purchase Price shall be deemed satisfied in full upon payment of the Final Closing Date Payment to the Escrow Agent (subject to any true-up of the amount of such payment under Section 2.05). All amounts deposited with the Escrow Agent shall be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement and this Agreement and shall be disbursed in accordance with the terms and conditions of the Escrow Agreement and this Agreement. All rights of the Purchaser to amounts deposited with the Escrow Agent shall terminate (i) in the case of any early Final Closing as provided in Section 2.04, on the later of (A) the date that is six-months after the date of such early Final Closing and (B) the date that is 18-months after the date of this Agreement, and (ii) in any other case, the third anniversary of the date of this Agreement, except, in each case, as to any amount that on any such date is the subject of (1) an unresolved claim by the Purchaser for indemnification made in accordance with Article X of this Agreement or Article VII of the IPC Purchase Agreement or (2) a dispute over the amount of the Final Purchase Price in accordance with Section 2.05 (any such amount under clause (1) or (2), a “Disputed Amount”). All Disputed Amounts (and, to the extent set forth in the Escrow Agreement, all other amounts that are retained to cover matters for which a definitive amount in dispute is undeterminable) shall continue to be held by the Escrow Agent in accordance with the Escrow Agreement and this Agreement until the first to occur of (i) resolution of the applicable dispute, including through the payment of any amount required under Article X of this Agreement (in which such case the Purchaser and the Seller shall jointly instruct the Escrow Agent to release the applicable Disputed Amount accordingly) or Article VII of the IPC Purchase Agreement (in which such case the Purchaser and IPC shall jointly instruct the Escrow Agent to release the applicable Disputed Amount accordingly) and (ii) the entry of an order of a court of competent jurisdiction directing the release of any Disputed Amount by the Escrow Agent. Notwithstanding anything to the contrary in the foregoing, the terms of this paragraph (b) shall not limit or modify in any manner the obligations of the parties under Article X of this Agreement or Article VII of the IPC Purchase Agreement.
          (c) The Purchaser, on the one hand, and the Seller, on the other hand, shall deliver the certificates referred to in Section 8.02 and 8.03, as applicable.
          SECTION 2.04. Early Final Closing Under Certain Circumstances. (a) Notwithstanding anything to the contrary set forth in this Article II:
          (i) In the event of the Founder’s death or Permanent Disability prior to December 31, 2012, the Purchaser shall have the right, exercisable upon notice to the Seller delivered within 60 days of the Founder’s death or the determination of the Founder’s Permanent Disability, to cause the Final Acquisition to occur, and in such event, the Final Purchase Price shall equal (A) 8.0 multiplied by (B) (1) if the date of the Founder’s death or the determination of the Founder’s Permanent Disability is after December 31, 2010, the Final Closing EBITDA for the four full fiscal quarters of the Company immediately preceding the date of the Founder’s death or the determination of the Founder’s Permanent Disability, or (2) if the date of the Founder’s death or the determination of the Founder’s Permanent Disability is on or before December 31, 2010, $40,969,000.00, multiplied by (C) 0.45.
          (ii) In the event of the Founder’s death or Permanent Disability or termination of employment by the Founder for Good Reason or by the Company without Cause (in each case, as defined in and determined pursuant to the Founder Employment Agreement) prior to December 31, 2012, the Founder (or, in the case of the Founder’s death, the executor of the Founder’s estate if an executor is appointed within 30 days of the Founder’s death, and if no executor is so appointed, or in the case of the Founder’s Permanent Disability, the Founder’s Agent), shall have the right, exercisable upon notice to the Purchaser delivered within 60 days of the Founder’s death, the determination of the Founder’s Permanent Disability or such termination, to cause the Final Acquisition to occur, and in such event, the Final Purchase Price shall equal (A) 8.0 multiplied by (B) (1) if the date of the Founder’s death or the determination of the Founder’s Permanent Disability or such termination is after December 31, 2010, the Final Closing EBITDA for the four full fiscal quarters of the Company immediately preceding the date of the Founder’s death or the determination of the Founder’s Permanent Disability or such termination, or (2) if the date of the Founder’s death or the determination of the Founder’s Permanent Disability or such termination is on or before December 31, 2010, $40,969,000.00, multiplied by (C) 0.45.
          (iii) In the event of the Founder’s termination of employment by the Founder without Good Reason or by the Company for Cause (in each case, as defined in and determined pursuant to the Founder Employment Agreement) prior to December 31, 2012, the Purchaser shall have the right, exercisable upon notice to the Seller delivered within 60 days of the Founder’s termination, to cause the Final Acquisition to occur, and in such event, the Final Purchase Price shall equal (A) 7.0 multiplied by (B) (1) if the date of the Founder’s termination is after December 31, 2010, the Final Closing EBITDA for the four full fiscal quarters of the Company immediately preceding the date of the

Founder’s termination, or (2) if the date of the Founder’s termination is on or before December 31, 2010, $40,969,000.00, multiplied by (C) 0.45.
          (b) In the event that the Final Closing shall be accelerated pursuant to any of the events in the foregoing paragraph (a):
          (i) the Final Closing shall occur on the last Business Day of a fiscal month of the Purchaser and shall, notwithstanding anything to the contrary in Section 2.02, be deemed to be effective as of the close of business on the last day of such fiscal month; and
          (ii) the Purchaser and the Seller shall each use all commercially reasonable efforts to cause the Final Closing to occur as promptly as practicable following delivery of the applicable notice of exercise, but in any event, (A) no earlier than the 45th calendar day after delivery of such notice of exercise (or, if the Final Purchase Price is being determined by reference to Final Closing EBITDA for four fiscal quarters of the Company that constitute a fiscal year, the 60th calendar day after delivery of such notice), and (B) no later than the end of the fiscal month of the Purchaser in which such preceding 45 (or 60) calendar day period expires.
          (c) In the event that the Final Closing shall be accelerated by the Purchaser pursuant to the preceeding paragraph (a)(iii), notwithstanding anything to the contrary in this Agreement or the Fourth A&R LLC Agreement, all rights and obligations associated with the Common Units owned by the Seller, including the right to receive distributions from the Company, to be a member of the Company, to be allocated items of tax income and tax loss by the Company and to exercise governance and voting rights with respect to the Company, shall be deemed for all purposes to be transferred to the Purchaser as of, and the Seller shall be deemed to no longer be a member of the Company as of, the date of delivery of the Purchaser’s notice of exercise, subject, in all such cases, to the Seller’s continuing right under the Fourth A&R LLC Agreement to receive distributions from the Company and to be allocated items of tax income and tax loss by the Company with respect to the period of time prior to the delivery of such notice of exercise. For U.S. Federal income Tax purposes, in the event the Final Closing is accelerated pursuant to Section 2.04(a)(iii), the parties agree to treat the Seller as having transferred its partnership interest in the Company to the Purchaser on the date of delivery of the Purchaser’s notice of exercise.
          SECTION 2.05. Post Closing True-Up of the Final Closing Date Payment. (a) Promptly, but in any event, no later than the fifth Business Day after the completion of the audit of the Company’s financial statements for the Company’s 2012 fiscal year (or, if the Final Closing Date has been accelerated pursuant to Section 2.04, no later than the 30th day after the Final Closing Date), the Purchaser shall prepare and deliver to the Seller a statement (the “Post Final Closing Statement”), certified on behalf of the Purchaser by the chief financial officer of the Purchaser (not in his personal capacity), setting forth the Purchaser’s calculation in reasonable detail of (i) the Final Closing EBITDA for the Company’s 2012 fiscal year (including each line item thereof) based on such audited financial statements (or, if the Final Closing Date has been accelerated, for the period provided for in Section 2.04), (ii) the amount of the Final Purchase Price and (iii) the amount of the difference, if any, between the Final Purchase Price and the Final Closing Date Payment that was made on the Final Closing Date (adding back to the Final Closing Date Payment, for purposes of this calculation, the amount of any reduction in the Final Closing Date Payment made pursuant to Section 10.10). The Post Final Closing Statement shall, if applicable, be accompanied by a copy of the Company’s audited financial statements for the Company’s 2012 fiscal year.
          (b) During the 30 day period following the delivery of the Post Final Closing Statement by the Purchaser, the Seller and its advisors (including its accountants) shall be permitted to review the working papers of the Purchaser and its advisors (including its accountants) relating to the Post Final Closing Statement; provided that the Seller and its advisors (including its accountants) shall have executed all release letters reasonably requested by the Purchaser’s accountants in connection therewith. The Post Final Closing Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless the Seller gives a Notice of Disagreement with respect to the Post Final Closing Statement to the Purchaser prior to such date. The Seller may only deliver one Notice of Disagreement, and the Seller shall not raise any disagreements with the Post Final Closing Statement other than the disagreements set forth in the Notice of Disagreement nor shall the Seller adjust or change any disagreement set forth in the Notice of Disagreement. The Notice of Disagreement shall be signed by the Seller and shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on the Final Closing EBITDA or the Final Purchase Price not being calculated in accordance with this Article and (iii) specify what the Seller reasonably believes is the correct amount of the Final Closing EBITDA and the Final Purchase Price, including a reasonably detailed description of the adjustments applied to the Post Final Closing Statement in calculating such amounts. The Notice of Disagreement shall not include any disagreement with any amount of Final Closing EBITDA that has previously become final and binding upon the parties in accordance with Section 2.06, other than a claim that any such amount is in manifest error or that facts have been discovered that were not known at the time the applicable Annual EBITDA Statement was prepared. If a Notice of Disagreement is received by the Purchaser within such 30 day period, then the Post Final Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the Purchaser and the Seller on the earlier of (A) the date the Purchaser and the Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30 day period following the delivery of the Notice of Disagreement by the Seller, the Purchaser and the Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, the Purchaser and its advisors (including its accountants) shall have access to the working papers of the Seller and its advisors (including its accountants) prepared in connection with the Notice of Disagreement; provided that the Purchaser and its advisors (including its accountants) shall have executed all release letters reasonably requested by the Seller’s accountants in connection therewith. At the end of such 30 day period, the Purchaser and the Seller shall submit to the Accounting Firm for resolution any and all matters that remain in dispute and which were properly included in the Notice of Disagreement, in the form of written briefs prepared by each party (of which there shall only be permitted the submission of one brief by the Purchaser and one brief by the Seller, and neither party shall be permitted to submit any reply briefs or other materials). The Purchaser and the Seller shall jointly instruct the Accounting Firm that it (1) shall act as an expert and not as an arbitrator,

(2) shall review only the matters that were properly included in the Notice of Disagreement and which remain unresolved, (3) shall be permitted to ask both parties questions about their briefs but shall not otherwise be permitted to conduct any independent discovery or fact-finding in connection with its review and determination of such matters, (4) shall make its determination in accordance with the requirements of this Article and (5) shall render its decision within 30 days from the submission to it of the matters that remain unresolved. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section shall be shared equally by the Purchaser, on the one hand, and the Seller, on the other hand. The fees, costs and expenses of the Purchaser incurred in connection with its preparation of the Post Final Closing Statement, its review of any Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne solely by the Purchaser, and the fees, costs and expenses of the Seller incurred in connection with its review of the Post Final Closing Statement, its preparation of the Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne solely by the Seller.
          (c) Promptly, but in any event, no later than the fifth Business Day after the Post Final Closing Statement becomes final and binding on the parties, (i) if the Final Closing Date Payment was less than the Final Purchase Price as set forth in the Post Final Closing Statement (adding back to the Final Closing Date Payment, for purposes of this calculation, the amount of any reduction in the Final Closing Date Payment made pursuant to Section 10.10), the Purchaser shall deposit with the Escrow Agent, in cash by wire transfer of immediately available funds, the amount of such difference on a dollar-for-dollar basis, and (ii) if the Final Closing Date Payment was more than the Final Purchase Price as set forth in the Post Final Closing Statement (adding back to the Final Closing Date Payment, for purposes of this calculation, the amount of any reduction in the Final Closing Date Payment made pursuant to Section 10.10), the Seller shall cause the Escrow Agent to disburse to the Purchaser, in cash by wire transfer of immediately available funds, the amount of such difference on a dollar-for-dollar basis, in each case of (i) and (ii), together with interest accrued thereon at a rate per annum equal to the rate of interest announced publicly by JPMorgan Chase Bank, N.A. as its prime rate as of the Final Closing Date, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Final Closing Date to and excluding the date of payment.
          (d) Each of the Seller and the Purchaser shall assist, and shall cause its Affiliates to assist, the other party and its advisors (including its accountants) in the preparation and review of the Post Final Closing Statement and in connection with the other matters addressed by this Section. Each of the Seller and the Purchaser shall afford to the other party and its advisors (including its accountants), reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books and records of such first party and its Affiliates to the extent relevant to such matters; provided that such access shall not unreasonably disrupt the normal operations of such first party or any of its Affiliates.
          SECTION 2.06. Periodic Reporting and Agreement of Final Closing EBITDA. (a) In accordance with Section 4.02(c)(v) of the Fourth A&R LLC Agreement, the Purchaser and the Seller agree to cause the Company to provide to the Purchaser and the Seller, each fiscal quarter, a report of the Company’s calculation of Final Closing EBITDA for such fiscal quarter.

No such report shall be binding on the Purchaser or the Seller for purposes of this Agreement. If the Purchaser or the Seller disputes any items or amounts, or the accounting principles, practices, policies or conventions used to determine any items or amounts, in any such report, it shall promptly (and in any event within 30 days after receipt of any such report) give the other party and the Company written notice of such dispute, stating in reasonable detail the nature of any disagreement. No such notice of dispute, or the failure to deliver any such notice of dispute or to include any possible disagreement therein, shall be binding on the Purchaser or the Seller for purposes of determining Final Closing EBITDA under this Agreement.
          (b) With respect to each of the 2010 and 2011 fiscal years of the Company, promptly, but in any event, no later than the fifth Business Day after the completion of the audit of the Company’s financial statements for such fiscal year, the Purchaser shall prepare and deliver to the Seller a statement (an “Annual EBITDA Statement”), certified on behalf of the Purchaser by the chief financial officer of the Purchaser (not in his personal capacity), setting forth the Purchaser’s calculation in reasonable detail of (i) the Final Closing EBITDA for such fiscal year (including each line item thereof) based on such audited financial statements, (ii) the Final Closing EBITDA for each fiscal quarter of the Company included within such fiscal year (including each line item thereof) based on such audited financial statements, and (iii) a reconciliation of such Final Closing EBITDA for each such quarter against the quarterly statements of Final Closing EBITDA delivered by the Company as described in the preceding paragraph (a). Each Annual EBITDA Statement shall be accompanied by a copy of the Company’s audited financial statements for the applicable fiscal year.
          (c) During the 30 day period following the delivery of an Annual EBITDA Statement by the Purchaser, the Seller and its advisors (including its accountants) shall be permitted to review the working papers of the Purchaser and its advisors (including its accountants) relating to such Annual EBITDA Statement; provided that the Seller and its advisors (including its accountants) shall have executed all release letters reasonably requested by the Purchaser’s accountants in connection therewith. Such Annual EBITDA Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless the Seller gives a Notice of Disagreement with respect to such Annual EBITDA Statement to the Purchaser prior to such date. The Seller may only deliver one Notice of Disagreement, and the Seller shall not raise any disagreements with such Annual EBITDA Statement other than the disagreements set forth in the Notice of Disagreement nor shall the Seller adjust or change any disagreement set forth in the Notice of Disagreement. The Notice of Disagreement shall be signed by the Seller and shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on Final Closing EBITDA not being calculated in accordance with this Article and (iii) specify what the Seller reasonably believes is the correct amount of Final Closing EBITDA, including a reasonably detailed description of the adjustments applied to such Annual EBITDA Statement in calculating such amounts. If a Notice of Disagreement is received by the Purchaser within such 30 day period, then such Annual EBITDA Statement (as revised in accordance with this sentence) shall become final and binding upon the Purchaser and the Seller on the earlier of (A) the date the Purchaser and the Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30 day period following the delivery of the Notice of Disagreement by the Seller, the Purchaser and the Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, the Purchaser and its advisors (including its accountants) shall have access to the working papers of the Seller and its advisors (including its accountants) prepared in connection with the Notice of Disagreement; provided that the Purchaser and its advisors (including its accountants) shall have executed all release letters reasonably requested by the Seller’s accountants in connection therewith. At the end of such 30 day period, the Purchaser and the Seller shall submit to the Accounting Firm for resolution any and all matters that remain in dispute and which were properly included in the Notice of Disagreement, in the form of written briefs prepared by each party (of which there shall only be permitted the submission of one brief by the Purchaser and one brief by the Seller, and neither party shall be permitted to submit any reply briefs or other materials). The Purchaser and the Seller shall jointly instruct the Accounting Firm that it (1) shall act as an expert and not as an arbitrator, (2) shall review only the matters that were properly included in the Notice of Disagreement and which remain unresolved, (3) shall be permitted to ask both parties questions about their briefs but shall not otherwise be permitted to conduct any independent discovery or fact-finding in connection with its review and determination of such matters, (4) shall make its determination in accordance with the requirements of this Article and (5) shall render its decision within 30 days from the submission to it of the matters that remain unresolved. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section shall be shared equally by the Purchaser, on the one hand, and the Seller, on the other hand. The fees, costs and expenses of the Purchaser incurred in connection with its preparation of such Annual EBITDA Statement, its review of any Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne solely by the Purchaser, and the fees, costs and expenses of the Seller incurred in connection with its review of such Annual EBITDA Statement, its preparation of the Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne solely by the Seller.
          (d) Each of the Seller and the Purchaser shall assist, and shall cause its Affiliates to assist, the other party and its advisors (including its accountants) in the preparation and review of each Annual EBITDA Statement and in connection with the other matters addressed by this Section. Each of the Seller and the Purchaser shall afford to the other party and its advisors (including its accountants), reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books and records of such first party and its Affiliates to the extent relevant to such matters; provided that such access shall not unreasonably disrupt the normal operations of such first party or any of its Affiliates.
          SECTION 2.07. Certain Defined Terms Used in Article II. As used in this Agreement, the following terms shall have the following meanings:
          “Final Closing EBITDA” means, with respect to the Company and its consolidated Subsidiaries for any period, on a consolidated basis, Final Closing Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining Final Closing Consolidated Net Income for such period, the sum of (i) interest expense (including, to the extent constituting interest expense under GAAP, amortization or write-off of debt discount, debt issuance and debt extinguishment costs and commissions, discounts and redemption premiums and other fees, costs and expenses associated with Indebtedness) for such period, (ii) net tax expense based on income, foreign dividends, and state franchise and business taxes based on income, for such period, (iii) all amounts attributable to depreciation (including, to the extent constituting depreciation under GAAP, non-cash losses on abandonment of property) and amortization for such period, (iv) any non-cash asset impairment charges for such period, and (v) any extraordinary items (determined in accordance with GAAP) of loss or expense for such period; minus (b) to the extent included in determining Final Closing Consolidated Net Income for such period, (i) interest income for such period, (ii) net tax credits and refunds based on income, foreign dividends, and state franchise and business taxes based on income, for such period, and (iii) any extraordinary items (determined in accordance with GAAP) of income or gain for such period; and plus or minus, as applicable, (c) those items set forth on Schedule D hereto for such period; provided, however, that Final Closing EBITDA shall be calculated so as to exclude any gain or loss that represents gains or losses attributable to any sale, transfer or other disposition, or any exclusive license, of assets by the Company or any of its consolidated Subsidiaries, other than dispositions of inventory and other dispositions and licenses in the ordinary course of business. The components of Final Closing EBITDA shall be calculated in accordance with GAAP as in effect on the date hereof and, to the extent consistent with such GAAP, in accordance with the accounting policies and principles of the Company set forth on Schedule C hereto. Whenever this Agreement requires Final Closing EBITDA to be calculated “based upon” the audited financial statements of the Company, such Final Closing EBITDA shall be calculated using the amounts contained in such audited financial statements, except to the extent that the GAAP used in the determination of any such amounts in such audited financial statements is inconsistent with the GAAP or other accounting policies and principles required to be used by this Agreement, in which case such amounts contained in such audited financial statements shall be adjusted so as to give effect to the GAAP and other accounting policies and principles required to be used by this Agreement. Upon any Annual EBITDA Statement becoming final and binding upon the parties as set forth in Section 2.06, the fiscal year and fiscal quarter amounts of Final Closing EBITDA set forth in such statement shall become final and binding upon the parties for all purposes of this Agreement (including determination of the Final Purchase Price), absent a manifest error in such amounts or the discovery of facts not known at the time such Annual EBITDA Statement was prepared.
          “Final Closing Consolidated Net Income” means, with respect to the Company for any period, the net income or loss of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that (a) there shall be excluded the income of any consolidated Subsidiary that is not wholly owned by the Company to the extent such income is attributable to the non-controlling interest in such consolidated Subsidiary, and (b) all leases of the Company and its consolidated Subsidiaries which constitute capital leases under GAAP shall, in lieu of being accounted for as capital leases under GAAP, be instead accounted for as operating leases. Final Closing Consolidated Net Income shall be calculated in accordance with GAAP as in effect on the date hereof and, to the extent consistent with such GAAP, in accordance with the accounting policies and principles of the Company set forth on Schedule C hereto.
          “Final Closing Date Payment” means an amount in cash equal to the Final Purchase Price; provided, however, that (a) if the Final Closing Date occurs prior to the completion of the audit of the Company’s financial statements for the Company’s 2012 fiscal year and the Final Closing is not accelerated pursuant to Section 2.04, the Final Closing Date Payment shall be an amount in cash equal to the Final Purchase Price determined using an estimate prepared by the Purchaser in good faith of the Final Closing EBITDA for the Company’s 2012 fiscal year, and (b) the Final Closing Date Payment shall be reduced by the amount, if any, determined pursuant to Section 10.10. The Purchaser shall deliver to the Seller no later than the third Business Day prior to the Final Closing Date (i) a statement certified on behalf of the Purchaser by the chief financial officer of the Purchaser (not in his personal capacity) setting forth the Purchaser’s calculation in reasonable detail of the Final Purchase Price and the Final Closing EBITDA (including each line item thereof) for the applicable periods (or an estimate thereof, as applicable), and (ii) a statement of the amount, if any, by which the Final Closing Date Payment shall be reduced pursuant to Section 10.10.
          “Final Purchase Price” means, subject to Section 2.04, a dollar amount equal to (a) the Multiplier, multiplied by, (b) at the option of the Founder (in his sole and absolute discretion), (i) the average of the Final Closing EBITDA for the Company’s 2012, 2011 and 2010 fiscal years or (ii) the Final Closing EBITDA for the Company’s 2012 fiscal year, multiplied by (c) 0.45.
          “Multiplier” means the amount set forth in the table below, depending upon the Final Closing EBITDA for the Company’s 2012 fiscal year:

Final Closing EBITDA
for the Company’s 2012 Fiscal Year	Multiplier
Greater than $50,000,000	8.0, plus 0.01 for each full $100,000 that the Final Closing EBITDA for the Company’s 2012 fiscal year is greater than $50,000,000; provided, however, that the Multiplier shall not exceed 9.0 (even if Final Closing EBITDA for such fiscal year is greater than $60,000,000).

For example, if Final Closing EBITDA for the Company’s 2012 fiscal year is $57,750,000, then the Multiplier shall be 8.77.

For example, if Final Closing EBITDA for the Company’s 2012 fiscal year is $62,200,000, then the Multiplier shall be 9.0.

Greater than or equal to $40,000,000 and less than or equal to $50,000,000	8.0.

Less than $40,000,000	If the cumulative Final Closing EBITDA for the Company’s 2012, 2011 and 2010 fiscal years is less than or equal to $80,000,000, then the Multiplier shall be 7.0.

If the cumulative Final Closing EBITDA for the Company’s 2012, 2011 and 2010 fiscal years is greater than $80,000,000, then the Multiplier shall be 7.0, plus 0.01 for each full $100,000 that the cumulative Final Closing EBITDA for such fiscal years is greater than $80,000,000; provided, however, that the Multiplier shall not exceed 8.0 (even if the cumulative Final Closing EBITDA for such fiscal years is greater than

Final Closing EBITDA
for the Company’s 2012 Fiscal Year	Multiplier
$90,000,000). For example, if the cumulative Final Closing EBITDA for the Company’s 2012, 2011 and 2010 fiscal years is $83,570,000, then the Multiplier shall be 7.35.

For example, if the cumulative Final Closing EBITDA for the Company’s 2012, 2011 and 2010 fiscal years is $98,000,000, then the Multiplier shall be 8.0.
ARTICLE III
Representations and Warranties Relating to the Seller
          The Seller hereby represents and warrants to the Purchaser as follows:
          SECTION 3.01. Organization, Standing and Power. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.
          SECTION 3.02. Authority; Execution and Delivery; Enforceability. The Seller has full power and authority to execute this Agreement and each Ancillary Agreement to which it is or is specified to be a party and to consummate the Acquisitions, the Reorganization and the other transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each such Ancillary Agreement, and the consummation by the Seller of the Acquisitions, the Reorganization and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action. The Seller has duly executed and delivered this Agreement and has or prior to or at the Initial Closing will have duly executed and delivered each Ancillary Agreement to which it is or is specified to be a party, and this Agreement constitutes, and each such Ancillary Agreement constitutes or will after the Initial Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.
          SECTION 3.03. No Conflicts; Consents. The execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which it is or is specified to be a party do not, and the consummation of the Acquisitions, the IPC Acquisition, the Reorganization and the other transactions contemplated hereby and thereby and compliance by the Seller with the terms hereof and thereof will not, conflict with, or result in any breach or violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Seller or the Company or any of its Subsidiaries under, any provision of (a) the organizational and governance documents of the Seller or the Company or any of its Subsidiaries, (b) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which the Seller or the Company or any of its Subsidiaries is a party or by which any of such Person’s properties or assets is bound, or (c) any judgment, order, writ, ruling, injunction, binding agreement with a Governmental Entity, stipulation or decree (a “Judgment”) or statute, law (including common law), ordinance, rule or regulation (a “Law”) applicable to the Seller or the Company or any of its Subsidiaries or any of such Person’s properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or a Seller Material Adverse Effect. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisitions, the IPC Acquisition, the Reorganization or the other transactions contemplated hereby or thereby, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (ii) those the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or a Seller Material Adverse Effect.
          SECTION 3.04. The Membership Interests. (a) As of immediately prior to the Initial Closing, the Seller will have good and valid title to the Initial Membership Interests, free and clear of all Liens, and will be the record and beneficial owner thereof and will have full and unrestricted ownership thereof. As of immediately prior to the Final Closing, the Seller will have good and valid title to the Final Membership Interests, free and clear of all Liens, and will be the record and beneficial owner thereof and will have full and unrestricted ownership thereof. Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Membership Interests, upon delivery to the Purchaser of an executed assignment agreement regarding the Membership Interests, and upon the Seller’s receipt of an amount of cash equal to the Initial Purchase Price or the Escrow Agent’s receipt of the Final Closing Date Payment, as applicable, good and valid title to the applicable Membership Interests will pass to the Purchaser, free and clear of all Liens, and the Purchaser will become the record and beneficial owner thereof and will have full and unrestricted ownership thereof. As of the Initial Closing, other than for this Agreement and the Fourth A&R LLC Agreement, the Initial Membership Interests will not be subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Initial Membership Interests. As of the Final Closing, other than for this Agreement and the Fourth A&R LLC Agreement, the Final Membership Interests will not be subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Final Membership Interests.

          (b) Immediately after the IPC Contribution, no holder of any Equity Interest of the Seller, nor any of such Person’s Affiliates, nor any of such Person’s or such Affiliates’ Associates will hold any Equity Interests of the Company (other than indirectly through the Seller), nor will any such Person have any rights with respect to the governance or other operations of the Company or any of its Subsidiaries (other than indirectly through the Seller or as an officer or employee of the Company or its Subsidiaries). Immediately after the IPC Contribution, no holder of any Equity Interest in the Seller nor any of such Person’s Affiliates, nor any of such Person’s or such Affiliates’ Associates will have any interest in any property (real or personal, tangible or intangible) or Contract of the Company or any of its Subsidiaries, or be a party to any Contract with the Company or any of its Subsidiaries, other than (i) indirectly through the Seller and (ii) with respect to any Contract listed on Section 4.21 of the Company Disclosure Schedule.
          (c) As of the date hereof, all Equity Interests of the Seller that are issued or outstanding are owned by the Company.
ARTICLE IV
Representations and Warranties Relating to the Company
          Except as set forth in the Disclosure Schedule delivered by the Seller to the Purchaser in connection with the execution and delivery of this Agreement (the “Disclosure Schedule”), the Seller hereby represents and warrants to the Purchaser as follows:
          SECTION 4.01. Organization and Standing; Books and Records. (a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Section 4.01 of the Disclosure Schedule lists the name and jurisdiction of organization of each of the Company’s Subsidiaries (other than the Seller). Each of the Company and its Subsidiaries has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, is not material to the Company and its Subsidiaries. Each of the Company and its Subsidiaries is duly qualified to do business, and is in good standing, to the extent applicable, as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so duly qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) The Company has delivered to the Purchaser true and complete copies of the organizational and governance documents of the Company and each of its Subsidiaries.
          SECTION 4.02. Equity Interests of the Company and its Subsidiaries. (a) As of the date hereof, the only Equity Interests of the Company that are issued, reserved for issuance or outstanding are 109,607.1422 Class A Units (all of which are owned by IPC), 164,410.7132 Class B Units (of which 43,844.7132 are owned by the Founder and 120,566.0000 are owed by WFI) and 7,371.9941 Class C Units (the owners of which, and the amounts owned by each such Person, are listed on Section 4.02 of the Disclosure Schedule). As of immediately prior to the Initial Closing, the only Equity Interests of the Company that will be issued, reserved for issuance or outstanding are 1,000 Common Units, of which 551.8876 will be held by the Seller (and which constitute the Membership Interests) and 448.1124 will be held by IPC, and there will not be any other Equity Interests issued, reserved for issuance or outstanding. The Membership Interests are duly authorized and validly issued and are not subject to or issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of applicable Law, the organizational and governance documents of the Company or any Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound. There are no obligations on the holders of the Membership Interests (in their capacities as such) to make any capital contributions or other contributions of property to the Company.
          (b) Section 4.02(b) of the Disclosure Schedule sets forth the class and amount of authorized and outstanding Equity Interests of each of the Company’s Subsidiaries (other than the Seller) and the record and beneficial owners thereof. Except as set forth in Section 4.02(b) of the Disclosure Schedule, there are no Equity Interests of any Subsidiary of the Company (other than the Seller) issued, reserved for issuance or outstanding. All of the outstanding Equity Interests of each Subsidiary of the Company (other than the Seller) are duly authorized and validly issued and not subject to or issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of applicable Law, the organizational and governance documents of any such Subsidiary or any Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound. There are no obligations on any holder of Equity Interests (in such holder’s capacity as such) of any Subsidiary of the Company to make any capital contributions or other contributions of property to such Subsidiary (other than contributions to the Seller in connection with the Reorganization). There are no accrued but unpaid distributions on any Equity Interests of any of the Company’s Subsidiaries. Except as set forth on Section 4.02(b) of the Disclosure Schedule, the Company or one of its Subsidiaries (other than the Seller) has good and valid title to all the Equity Interests of the Subsidiaries of the Company (other than the Seller), free and clear of all Liens, and is the record and beneficial owner thereof and has full and unrestricted ownership thereof.
          (c) There are not any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests of the Company or any of its Subsidiaries may vote (“Voting Company Debt”). Except as set forth in Section 4.02(c) of the Disclosure Schedule, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests of the Company or any such Subsidiary, or any security convertible or exercisable for or exchangeable into any Equity Interest of the Company or any such Subsidiary, or any Voting

Company Debt, (ii) obligating the Company or any such Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit or Contract or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Equity Interests of the Company or any of its Subsidiaries. There are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries.
          (d) Except for its interests in its Subsidiaries listed on Section 4.02(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any Equity Interest in any other Person.
          SECTION 4.03. Authority; Execution and Delivery; Enforceability. The Company and each of its applicable Subsidiaries has full power and authority to execute this Agreement and each Ancillary Agreement to which it is or is specified to be a party and to consummate the Acquisitions, the Reorganization and the other transactions contemplated hereby and thereby. The execution and delivery by the Company and each of its applicable Subsidiaries of this Agreement and such Ancillary Agreements and the consummation by the Company and each of its applicable Subsidiaries of the Acquisitions, the Reorganization and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action. The Company and each of its applicable Subsidiaries has duly executed and delivered this Agreement and has or prior to or at the Initial Closing will have duly executed and delivered each Ancillary Agreement to which it is or is specified to be a party, and this Agreement constitutes, and each such Ancillary Agreement constitutes or will after the Initial Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.
          SECTION 4.04. No Conflicts; Consents. Except as set forth in Section 4.04 of the Disclosure Schedule, the execution and delivery by the Company and each of its applicable Subsidiaries of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party do not, and the consummation of the Acquisitions, the IPC Acquisition, the Reorganization and the other transactions contemplated hereby and thereby and compliance by the Company and each of its applicable Subsidiaries with the terms hereof and thereof will not, conflict with, or result in any breach or violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (a) the organizational and governance documents of the Company or any of its Subsidiaries, (b) any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (c) any Judgment or Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of its Subsidiaries or Affiliates in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Acquisitions, the IPC Acquisition, the Reorganization or the other transactions contemplated hereby or thereby, other than (i) compliance with and filings under the HSR Act and (ii) those the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          SECTION 4.05. Financial Statements; Undisclosed Liabilities; Indebtedness. (a) Section 4.05(a) of the Disclosure Schedule sets forth complete and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of the Company as of January 2, 2010 (such audited balance sheet, the “Audited Balance Sheet”) and January 3, 2009 and the related audited consolidated statements of income, members’ equity and comprehensive income and cash flows for the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007, and the (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of April 3, 2010 (the “Balance Sheet”) and the related unaudited consolidated statements of income, members’ equity and comprehensive income and cash flows for the three fiscal months then ended (collectively, the “Unaudited Financial Statements”). The Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto), and fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated. There were no changes in the method of application of the Company’s accounting policies or changes in the method of applying the Company’s use of estimates in the preparation of the Unaudited Financial Statements as compared with the Audited Financial Statements.
          (b) Neither the Company nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except (i) as disclosed or reserved against on the face of the Audited Balance Sheet and the notes thereto, (ii) for future executory obligations arising under the Contracts listed on Section 4.07, 4.08(e) or 4.09 of the Disclosure Schedule (excluding all obligations arising in connection with any breach or other violation of any such Contract), (iii) for liabilities and obligations arising under this Agreement and the Ancillary Agreements, (iv) for liabilities and obligations listed on Section 4.05(b) of the Disclosure Schedule, and (v) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Audited Balance Sheet and not in violation of this Agreement.
          (c) Section 4.05(c) of the Disclosure Schedule sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries, as well as the outstanding balance thereof, all as of the date of this Agreement. Except as set forth on Section 4.05(c) of the Disclosure Schedule, all Indebtedness of the Company and its Subsidiaries is prepayable without prepayment penalty or premium.
          SECTION 4.06. Assets Other than Real Property Interests and Intellectual Property. (a) The Company or a Subsidiary of the Company has good and valid title to all assets reflected on the Balance Sheet or thereafter acquired, other than those disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice, in each case free and clear of all mortgages, liens, security interests, charges, leases, subleases, options and other encumbrances of any kind (collectively, “Liens”), except (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third Persons entered into in the ordinary course of business, (iii) deposits and pledges made in the ordinary course of business in compliance with worker’s compensation, unemployment insurance and other similar social security Laws, (iv) Liens for Taxes that are not yet due and payable or that may thereafter be paid without penalty, and (v) Liens that secure Indebtedness to be Repaid (the Liens described in clauses (i) through (v) above, together with the Liens with respect to real property referred to in clauses (ii) through (v) of Section 4.07, are referred to collectively as “Permitted Liens”).
          (b) This Section does not relate to real property or interests in real property, such items being the subject of Section 4.07, or to Intellectual Property, such items being the subject of Section 4.08.
          SECTION 4.07. Real Property. (a) The Company and its Subsidiaries do not own (in fee or otherwise) any real property or any interest in any real property. Section 4.07 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company or any of its Subsidiaries (individually, a “Leased Property”). The Company or a Subsidiary of the Company has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, except (i) Liens described in clauses (i) through (v) of Section 4.06(a), (ii) imperfections of title or encumbrances, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, (iii) leases, subleases and similar agreements set forth on Section 4.07 of the Disclosure Schedule, (iv) easements, covenants, rights-of-way and other similar charges and encumbrances of record, and (v) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third Person on any property over which the Company or any of its Subsidiaries has easement rights or any Leased Property, and subordination or similar agreements relating thereto, and (C) unrecorded and immaterial easements, covenants, rights-of-way and other similar immaterial charges and encumbrances. None of the items set forth in clauses (i) through (v) above, individually or in the aggregate, materially impairs or would reasonably be expected to materially impair the continued use and operation of the Leased Property to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted.
          (b) With respect to each Leased Property, except as set forth in Section 4.07 of the Disclosure Schedule, (i) each associated lease is valid, binding and in full force and effect and is enforceable by the Company or its applicable Subsidiary in accordance with its terms, (ii) neither the lessee thereunder nor, to the Knowledge of the Company, any other party to such lease is in breach in any material respect or default under such lease and, to the Knowledge of the Company, no other party to such lease is (with or without the lapse of time or the giving of notice, or both) in breach in any material respect or default under such lease, (iii) neither the Company nor any of its Affiliates or Subsidiaries has received written notice of the intention of any party to terminate such lease, (iv) the Company or one of its Subsidiaries is in possession of such Leased Property, and (v) the lessee thereunder has not subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Property or any portion thereof.
          (c) The Leased Properties comprise all of the real property used or otherwise related to the business of the Company and its Subsidiaries. All buildings, structures, material fixtures, material improvements, material building systems and material equipment included in the Leased Properties are in all material respects in good repair and operating condition, subject to ordinary wear and tear, and are in all material respects suitable and sufficient for the purposes for which they are currently used.
          SECTION 4.08. Intellectual Property.
          (a) Scheduling of Intellectual Property. Section 4.08(a) of the Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all Owned Intellectual Property that has been registered or is subject to an application for registration, and all Owned Intellectual Property that constitutes material unregistered trademarks, service marks, trade names, business names, brand names, logos, domain names or Internet addresses used by the Company or one of its Subsidiaries.
          (b) Owned Intellectual Property. With respect to all Owned Intellectual Property (including any patent) that is registered or subject to an application for registration, Section 4.08(b) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all jurisdictions in which such Owned Intellectual Property is registered or registrations have been applied for and all registration and application numbers and the current status thereof. Except as set forth on Section 4.08(b) of the Disclosure Schedule, all such registrations and applications are valid, subsisting, in full force and effect, and enforceable, and have not been or are not, as applicable, opposed, cancelled, expired, abandoned or otherwise terminated, and payment of all due renewal and maintenance fees in respect thereof, and all filings relating thereto, have been duly and properly made in accordance with all legal requirements. Except as set forth on Section 4.08(b) of the Disclosure Schedule, the Company or one of its Subsidiaries (i) is the sole and exclusive owner, free and clear of all Liens, of all right, title and interest in and to the Owned Intellectual Property and (ii) has the sole and exclusive right to register and apply to register (to the extent registerable under Law), use and license, without payment to any other Person, all Owned Intellectual Property.
          (c) Owned Technology. Except as set forth on Section 4.08(c) of the Disclosure Schedule, the Company or one of its Subsidiaries (i) is the sole and exclusive owner, free and clear of all Liens, of all right, title and interest in and to all Technology that is owned by the Company or its Subsidiaries (the “Owned Company Technology”) and (ii) has the sole and exclusive right to use and license, without payment to any other Person, all Owned Company Technology.
          (d) Sufficiency. The Company Intellectual Property and the Company Technology (together with any Intellectual Property used by the Company that is in the public domain and any rights of the Company or any of its Subsidiaries to use “off the shelf” software) comprises all of the Intellectual Property and Technology used in the business of the Company and its Subsidiaries as of the date hereof and, immediately following the Initial Closing, will constitute all Intellectual Property and Technology necessary for the continued conduct of the business of the Company and its Subsidiaries as presently conducted.
          (e) Licenses. Section 4.08(e) of the Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all (i) Contracts pursuant to which the Company or any of its Subsidiaries has licensed (as licensee) any Intellectual Property (other than licenses of “off the shelf” software and implied licenses granted in the ordinary course of business in connection with the sale of products and services), (ii) Contracts pursuant to which the Company or any of its Subsidiaries has licensed (as licensor) any Intellectual Property (other than implied licenses granted in the ordinary course of business in connection with the sale of products and services), (iii) all Contracts pursuant to which the Company or any of its Subsidiaries has licensed (as licensee) any Technology (other than licenses of “off the shelf” software and implied licenses granted in the ordinary course of business in connection with the sale of products and services) (the Technology licensed thereby, together with the Owned Company Technology, the “Company Technology”), and (iv) all Contracts pursuant to which the Company or any of its Subsidiaries has licensed (as licensor) any Technology (other than implied licenses granted in the ordinary course of business in connection with the sale of products and services). All Contracts required to be listed in Section 4.08(e) of the Disclosure Schedule (the “IP and Technology Licenses”) are valid and binding obligations of the Company or its applicable Subsidiary and are in full force and effect and are enforceable by the Company or such Subsidiary in accordance with their respective terms. The Company or its applicable Subsidiary which is a party thereto has performed in all material respects all obligations required to be performed by it under all IP and Technology Licenses, and it is not (with or without the lapse of time or the giving of notice, or both) in breach in any material respect or default thereunder and, to the Knowledge of the Company, no other party to any IP and Technology License is (with or without the lapse of time or the giving of notice, or both) in breach in any material respect or default thereunder. Neither the Company nor any of its Subsidiaries or Affiliates has received any written notice from any party to any IP and Technology License of such party’s intention to terminate any IP and Technology License. The Company has delivered or made available to the Purchaser a complete and correct copy of each IP and Technology License, in each case, as amended or supplemented through the date of this Agreement.
          (f) Infringement. Except as set forth on Section 4.08(f) of the Disclosure Schedule, the conduct of the Company’s and its Subsidiaries’ business as currently conducted does not violate, conflict with, infringe or misappropriate in any material respect the Intellectual Property or Technology of any other Person. Except as set forth on Section 4.08(f) of the Disclosure Schedule, as of the date of this Agreement, no Proceedings are pending or, to the Knowledge of the Company, threatened against the Company or one of its Subsidiaries by any Person, nor does the Company have Knowledge of any reasonable basis for any future Proceedings, with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company and its Subsidiaries of any Intellectual Property or Technology and, since December 31, 2006 through and including the date of this Agreement, neither the Company nor any of its Subsidiaries or Affiliates has received any written communication alleging that the Company or one of its Subsidiaries violated any rights relating to Intellectual Property or Technology of any Person. Except as set forth on Section 4.08(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to or in default under any

Judgment related to any Intellectual Property or Technology. To the Knowledge of the Company, no third Person is infringing or misappropriating in any material respect the Owned Intellectual Property or Owned Company Technology and there is no litigation currently pending or, to the Knowledge of the Company, threatened alleging the same. Except as set forth on Section 4.08(f) of the Disclosure Schedule, all trade secrets and confidential information that are part of the Company Intellectual Property or Company Technology have been maintained in all material respects in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance.
          SECTION 4.09. Contracts. (a) Except as set forth in Section 4.07, 4.08(e) or 4.09 of the Disclosure Schedule and except for this Agreement and the Ancillary Agreements, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to or otherwise bound by any:
          (i) employment agreement, employment contract or employment arrangement (other than at-will arrangements) providing for annual compensation in excess of $100,000;
          (ii) Contract, arrangement or policy providing for “change in control”, severance or similar payments or benefits;
          (iii) collective bargaining agreement or other Contract with any labor organization, union or association;
          (iv) Contract that (A) restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any Person in any geographical area, (B) provides for exclusivity or any similar requirement, (C) requires the Company or any of its Subsidiaries to grant “most favored nation” pricing or terms, (D) restricts the ability of the Company or any of its Subsidiaries to solicit or hire any Person, or (E) purports to bind any Affiliate of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries);
          (v) Contract under which the Company or any of its Subsidiaries has incurred Indebtedness;
          (vi) Contract with (A) any holder of Equity Interests of the Company or one of such holder’s Affiliates, or one of such holder’s or such Affiliates’ Associates (other than the Company and its Subsidiaries) or (B) any current or former director, officer or employee of the Company or its Subsidiaries (other than Contracts covered by clause (i) above);
          (vii) Contract with any Person (other than the Company or its Subsidiaries) under which the Company or one of its Subsidiaries is the lessee or lessor of any personal property and that involves aggregate future payments in excess of $100,000 (other than those that are terminable by notice of not more than 60 days at a cost of less than $50,000);

          (viii) (A) management, service, consulting or other similar Contract or (B) advertising Contract, in each case, which has an aggregate future liability to the Company or any Subsidiary of the Company in excess of $100,000 (other than those that are terminable by notice of not more than 60 days at a cost of less than $50,000);
          (ix) Contract under which the Company or a Subsidiary of the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than (A) the Company or a wholly owned Subsidiary of the Company or (B) for extensions of credit made in the ordinary course of business and constituting accounts receivable under GAAP);
          (x) Contract (excluding purchase orders arising in the ordinary course of business consistent with past practice) involving payment by the Company or one of its Subsidiaries in excess of $150,000 or extending for a term more than 180 days from the date of this Agreement;
          (xi) Contract (excluding sale orders arising in the ordinary course of business consistent with past practice) involving the obligation of the Company or one of its Subsidiaries to deliver products or services for payment in excess of $150,000 or extending for a term more than 180 days from the date of this Agreement;
          (xii) Contract for the sale of any asset of the Company or a Subsidiary of the Company (other than inventory sales in the ordinary course of business, or Contracts relating to the sale of assets with a fair market value of less than $5,000) or the grant of any preferential rights to purchase any such asset or requiring the consent of any third Person to the transfer thereof;
          (xiii) Contract or understanding with any customer (A) permitting such customer to return merchandise without restriction as to the reason for the return or that contemplates provision of a discount on future purchases or other allowances of any type or (B) involving a guaranteed margin arrangement;
          (xiv) Commodity Agreement, Interest Rate Agreement or Currency Agreement;
          (xv) a Contract with any Governmental Entity;
          (xvi) Contract for any joint venture, partnership or similar arrangement;
          (xvii) Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative to the Company or one of its Subsidiaries that involves aggregate future payments in excess of $100,000 (other than those that are terminable by notice of not more than 60 days at a cost of less than $50,000); and
          (xviii) Contract other than as set forth above (A) to which the Company or any of its Subsidiaries is a party or by which their assets or business is bound or subject that is material to the business or operations of the Company and its Subsidiaries as currently conducted or (B) that was entered into outside the ordinary course of business and that involves aggregate future payments in excess of $100,000 (other than those that are terminable by notice of not more than 60 days at a cost of less than $50,000).
          (b) All Contracts required to be listed in Section 4.07 or Section 4.09 of the Disclosure Schedule (the “Company Contracts”) are valid and binding obligations of the Company or its applicable Subsidiary and, to the Knowledge of the Company, are in full force and effect and are enforceable by the Company or such Subsidiary in accordance with their respective terms. The Company or its applicable Subsidiary which is a party thereto has performed in all material respects all obligations required to be performed by it under the Company Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach in any material respect or default thereunder and, to the Knowledge of the Company, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach in any material respect or default thereunder. Neither the Company nor any of its Subsidiaries or Affiliates has received any written notice from any party to any Company Contract of such party’s intention to terminate such Company Contract. The Company has delivered or made available to the Purchaser a complete and correct copy of each Company Contract, in each case, as amended or supplemented through the date of this Agreement.
          SECTION 4.10. Inventory; Trade Loading. (a) The inventory of the Company and its Subsidiaries, whether reflected on the Balance Sheet or subsequently acquired, (i) is in good, usable and currently marketable condition in the ordinary course of business (subject, in the case of raw materials and work-in-process, to the completion of the production process, and except with respect to de minimis amounts of out-of-season and slow-moving inventory) and (ii) is properly reflected on the books and records of the Company or one of its Subsidiaries at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with GAAP consistently applied. To the Knowledge of the Company, the finished goods inventory of the Company and its Subsidiaries is generally of a quality and quantity that is usable and salable, in the ordinary course of business, at customary margins consistent in all material respects with past practice of the Company and its Subsidiaries. Since the date of the Balance Sheet, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory of the Company and its Subsidiaries except for write-downs and reserves in accordance with GAAP in the ordinary course of business and consistent with past practice of the Company and its Subsidiaries.
          (b) Since January 3, 2009, each of the Company and its Subsidiaries has continued all pricing, sales, receivables, payables or inventory production practices in accordance with GAAP and in the ordinary course of business consistent with past practice of the Company and its Subsidiaries and has not engaged in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Initial Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Initial Closing periods, (ii) any practice which would have the effect of accelerating to pre-Initial Closing periods collections of receivables that would otherwise be expected (based on past practice of the Company and its Subsidiaries) to be collected in post-Initial Closing periods, (iii) any practice which would have the effect of postponing to post-Initial Closing periods payments or allowances by the Company or any of its Subsidiaries or the recording of any expenses by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice of the Company and its Subsidiaries) to be paid or recorded in pre-Initial Closing periods, or (iv) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking, in each case in this clause (iv) in a manner outside the ordinary course of business or inconsistent with past practice of the Company and its Subsidiaries. Since January 3, 2009, neither the Company nor any of its Subsidiaries has overstocked or understocked inventory or raw materials or produced inventory in excess of, or failed to produce inventory in amounts comparable to, amounts that would be expected to be produced by the Company or such Subsidiary in the ordinary course of business consistent with past practice of the Company and its Subsidiaries.
          SECTION 4.11. Receivables; Unfulfilled Orders; Returns; Chargebacks and Allowances. (a) The accounts receivable of the Company and its Subsidiaries (i) represent actual obligations incurred by the applicable account debtors and (ii) have arisen from bona fide transactions made in the ordinary course of business. The amounts of all such accounts receivable have been recorded on the financial statements of the Company net of all applicable reserves and deductions required by GAAP, and, to the Knowledge of the Company, all such accounts receivable are good and collectible at the aggregate recorded amounts thereof. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company and its Subsidiaries, except for write-offs in accordance with GAAP and in the ordinary course of the business consistent with past practice of the Company and its Subsidiaries.
          (b) Section 4.11(b) of the Disclosure Schedule sets forth the aggregate amount of all accepted and unfulfilled orders for the sale of merchandise of the Company and its Subsidiaries as of the date of this Agreement.
          (c) Section 4.11(c) of the Disclosure Schedule sets forth, with respect to each of the Company’s 2009, 2008, 2007 and 2006 fiscal years, the aggregate amount of (i) merchandise returned with respect to such fiscal year by reason of alleged overshipments, defects or otherwise and (ii) merchandise retained by customers with respect to such fiscal year under an understanding that such merchandise would be returnable or would give rise to a discount on future purchases or other allowances of any type. With respect to the 2010 fiscal year of the Company, the aggregate amounts for the items described in clauses (i) and (ii), with respect to the period from the commencement of such 2010 fiscal year to the date of this Agreement, are consistent (on an annualized basis and taking into account historical seasonality) with the amounts set forth in Section 4.11(c) of the Disclosure Schedule.
          (d) Section 4.11(d) of the Disclosure Schedule sets forth the aggregate chargebacks and allowances (whether claimed, estimated or allowed) imposed upon, granted by or committed to the Company and its Subsidiaries for the period commencing on January 3, 2009 and ending on the date of the Balance Sheet.
          SECTION 4.12. Permits. Section 4.12 of the Disclosure Schedule sets forth all certificates, licenses, permits, authorizations and approvals issued or granted by any Governmental Entity (“Permits”) to the Company or a Subsidiary of the Company that are necessary for or used in the operation of the business of the Company and its Subsidiaries as currently conducted and that are material to such operations. Except as set forth in Section 4.12 of the Disclosure Schedule, (a) all such Permits are validly held by the Company or a Subsidiary of the Company, and the Company or the applicable Subsidiary has complied in all material respects with all terms and conditions thereof, (b) since December 31, 2006, neither the Company nor any of its Subsidiaries or Affiliates has received written notice of any suit, action, claim or proceeding (a “Proceeding”) relating to the revocation or modification of any such Permits, and (c) to the Knowledge of the Company, none of such Permits would reasonably be expected to be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisitions, the IPC Acquisition, the Reorganization or the other transactions contemplated hereby and by the Ancillary Agreements. The Company and its Subsidiaries possess all material Permits necessary to own or hold under lease and operate their respective assets and to conduct the business of the Company and its Subsidiaries as currently conducted.
          SECTION 4.13. Insurance. Since January 3, 2009 through and including the Initial Closing Date, the Company and its Subsidiaries maintained policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, as the Company’s management reasonably believes are reasonable in all material respects for the Company and its Subsidiaries and their assets. Section 4.13 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material policies of insurance maintained by or on behalf of the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries is a beneficiary.
          SECTION 4.14. Taxes. (a) For purposes of this Agreement:
          “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
          “Tax” or “Taxes” shall mean all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts.
          “754 Election” means an election under Section 754 of the Code and any comparable election under any state or local Tax law.
          “Taxing Authority” shall mean any Governmental Entity, or any quasi-governmental entity exercising Tax regulatory authority.
          “Tax Return” or “Tax Returns” shall mean all returns, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

          “Transfer Taxes” means all transfer Taxes (excluding, for the avoidance of doubt, Taxes measured by net income), including sales, property, real estate transfer, use, excise, stock, stamp, documentary, filing, recording, registration, permit, license, authorization, administrative (including, without limitation, notary fees), added-value and similar Taxes, filing fees and similar charges.
          “Treasury Regulations” means the Treasury regulations promulgated under the Code.
          (b) (i) At all times since its formation, the Company has been classified as a partnership for U.S. Federal income Tax purposes, and at all times since their formation, all of the Company’s Subsidiaries have been disregarded as entities separate from the Company for U.S. Federal income Tax purposes. (ii) Neither the Company, nor any of its Subsidiaries, nor any Person on behalf of, or with respect to, the Company or any of its Subsidiaries, has made an election under Section 301.7701-3 of the Treasury Regulations to be classified as an association taxable as a corporation for U.S. Federal income Tax purposes. (iii) Neither the Company nor any of its Subsidiaries is subject to entity-level taxation on the basis of its income or profits in any jurisdiction.
          (c) (i) The Company and each of its Subsidiaries has filed or caused to be filed all material Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax laws, (ii) all material Taxes due and payable by the Company or any of its Subsidiaries have been paid and the most recent audited financial statements for the Company reflect an adequate reserve or accrued liability for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and (iii) no material Liens for Taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries.
          (d) (i) No income Tax Return or other material Tax Return of the Company or any of its Subsidiaries has been under audit or examination by any Taxing Authority within the past three years. (ii) No Tax Return of the Company or any of its Subsidiaries is currently under audit or examination by any Taxing Authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries.
          (e) (i) Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any of its Subsidiaries by any Taxing Authority has been paid. (ii) No material issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. (iii) The relevant statute of limitations is closed with respect to the income Tax Returns of the Company and each of its Subsidiaries for all years through 2005. (iv) The Company has made available to the Purchaser documents setting forth the dates of the most recent audits or examinations of the Company and each of its Subsidiaries by any Taxing Authority in respect of Federal, foreign and material state and local Taxes for all taxable periods for which the statute of limitations has not yet expired.
          (f) Neither the Company nor any of its Subsidiaries is party to or bound by any Tax sharing agreement or similar agreement, arrangement or practice with respect to Taxes

(including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).
          (g) Neither the Company nor any of its Subsidiaries shall be required to include in a taxable period ending after the Initial Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local, or foreign Tax law, or for any other reason.
          (h) The Company currently has a valid 754 Election in effect in all applicable jurisdictions.
          (i) (i) No property of the Company or any of its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code, (ii) neither the Company nor any Subsidiary of the Company is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 and (iii) none of the assets of the Company or any of its Subsidiaries is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.
          (j) (i) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any material Tax returns required to be filed with respect to the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which return has not yet been filed, and (iii) no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any of its Subsidiaries.
          (k) The Company and its Subsidiaries have no outstanding unpaid obligations with respect to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws).
          (l) The Company has made available to the Purchaser for inspection (i) complete and correct copies of all income, sales and use Tax Returns of the Company and each of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company or any of its Subsidiaries, in each case with respect to Tax periods beginning after 2006.
          (m) This Section contains the sole representations and warranties of the Company and its Subsidiaries with respect to Tax matters.
          SECTION 4.15. Proceedings. Section 4.15 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of each pending or, to the Knowledge of the Company,

threatened Proceeding against the Company or any of its Subsidiaries or any of their assets or properties or the Founder that (a) alleges damages or other liabilities in excess of $50,000 or (b) seeks any injunctive relief. There is no Proceeding pending against the Company or any of its Subsidiaries or Affiliates that relates to this Agreement or the Acquisitions, the IPC Acquisition, the Reorganization or the other transactions contemplated by this Agreement or any Ancillary Agreement or that is reasonably expected to give rise to any legal restraint on or prohibition against the Acquisitions, the IPC Acquisition, the Reorganization or the other transactions contemplated by this Agreement or any Ancillary Agreement. None of the Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries as to which there is a reasonable likelihood of adverse determination, if so determined, would be, individually or in the aggregate, reasonably expected to be material to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party or subject to or in default under any Judgment. To the Knowledge of the Company, there is no pending or threatened investigation by any Governmental Entity of or affecting the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. Since December 31, 2006, no product designed, sold or otherwise distributed by the Company or any of its Subsidiaries has been the subject of any recall or any public disclosure by the Company or any of its Subsidiaries (whether voluntary or required by Law or Judgment) of any defect.
          SECTION 4.16. Benefit Plans. (a) Section 4.16(a) of the Disclosure Schedule sets forth a complete and accurate list of each material Benefit Plan. With respect to each material Benefit Plan, the Company has provided to the Purchaser complete and accurate copies of, as applicable, (i) such Benefit Plan, including any amendment thereto, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (iv) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto (if any).
          (b) Each Benefit Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws. Each of the Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to Benefit Plans. Neither the Company nor any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no material investigations by any Governmental Entity with respect to or termination proceedings or other material claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving any Benefit Plan.
          (c) Neither the Company nor any of its Subsidiaries has any actual or contingent liability under Section 302 or Title IV of ERISA or Section 412 of the Code or any similar foreign Law. No Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code), and no circumstances exist (other than any events or circumstances relating to actions taken by the Purchaser at any time) that would reasonably be likely to result in the Company or any of its Subsidiaries becoming obligated to provide any such benefits.

          (d) Except as set forth on Section 4.16(d) of the Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Acquisitions, the IPC Acquisition, the Reorganization and the other transactions contemplated hereby or by the Ancillary Agreements (alone or in conjunction with any other event, including any termination of employment on or following the Initial Closing or Final Closing (as applicable)) will (i) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Benefit Plan, or (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Benefit Plan, other than such breaches, violations, defaults or limits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (e) Neither the Company nor any of its Subsidiaries is, or will be, subject to the limitations under Section 280G of the Code as a result of any transaction contemplated by this Agreement or any Ancillary Agreement. No director, officer, employee or independent contractor of the Company or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of any Tax being imposed on such person.
          SECTION 4.17. Absence of Changes or Events. (a) From and including January 3, 2010, there has not been a Company Material Adverse Effect.
          (b) From and including January 3, 2010 through and including the date of this Agreement, the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course and in substantially the same manner as previously conducted.
          (c) From and including January 3, 2010 through and including the date of this Agreement, neither the Company nor any Subsidiary of the Company has taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 6.01.
          SECTION 4.18. Compliance with Laws. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, except as otherwise set forth in Section 4.18 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries or Affiliates has received any written communication since December 31, 2006 that alleges that the Company or any of its Subsidiaries is not in compliance with any applicable Law. This Section 4.18 does not relate to matters with respect to Taxes, which are the subject of Section 4.14, to benefit matters, which are the subject of Section 4.16, or to environmental matters, which are the subject of Section 4.19.
          SECTION 4.19. Environmental Matters. (a) The Company and its Subsidiaries are, and have been, in compliance in all material respects with applicable Environmental Laws (excluding any instances of non-compliance for which the applicable statute of limitations has expired). Neither the Company nor any of its Subsidiaries or Affiliates has received any written communication since December 31, 2006 that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with, or has material liability under, any applicable Environmental Law.

          (b) (i) The Company and its Subsidiaries have obtained and are in compliance in all material respects with all Permits necessary pursuant to Environmental Law (“Environmental Permits”) for their operations as currently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) since December 31, 2006, neither the Company nor any of its Subsidiaries or Affiliates has received written notice relating to the revocation or modification of any such Environmental Permit or that any such Environmental Permit has not been complied with.
          (c) There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or relating to the current or former operations, products, assets or properties of the Company or its Subsidiaries.
          (d) There are no Hazardous Materials at or under any facility or property currently or, to the Knowledge of the Company, formerly owned or operated by or on behalf of the Company or its Subsidiaries, or at any offsite location to which the Company or its Subsidiaries sent, or arranged to send, any Hazardous Materials for treatment or disposal, that would reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries. There are no Hazardous Materials (regardless of quantity) in any product of the Company or its Subsidiaries that could reasonably be expected to result in an Environmental Claim.
          (e) Neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would reasonably be expected to form the basis of an Environmental Claim against the Company or its Subsidiaries.
          (f) The Company has delivered or made available to the Purchaser copies of all reports, studies, assessments and data materially bearing on environmental, health and safety matters and concerning the current or former operations, assets or properties of the Company and its Subsidiaries prepared by or for the Company or its Subsidiaries, or which is otherwise in the possession or control of the Company or its Subsidiaries or Affiliates.
          (g) This Section and Section 4.20 set forth the sole and exclusive representations and warranties of the Company with respect to environmental, health and safety matters, including those relating to Environmental Laws and Hazardous Materials.
          SECTION 4.20. Employee and Labor Matters. There is not any, and since December 31, 2006 there has not been any, labor strike, dispute, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. Except as set forth on Section 4.20 of the Disclosure Schedule, no employee of the Company or any of its Subsidiaries (an “Employee”) or former Employee is represented by a union or any other similar labor organization and, to the Knowledge of the Company, no union organizational or decertification campaign is in progress with respect to such Employees. There are no pending or, to the Knowledge of the Company, threatened Proceedings against the Company or any of its Subsidiaries before the Equal Employment Opportunity Commission or any state, local agency responsible for the prevention of unlawful employment practices. Neither the Company nor any of its Subsidiaries or Affiliates has received any notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation.
          SECTION 4.21. Transactions with Affiliates. Except for this Agreement, the Ancillary Agreements and those Contracts listed on Section 4.21 of the Disclosure Schedule, no Contract between the Company or any of its Subsidiaries, on the one hand, and any Person who is, as of the date hereof, an Affiliate or Associate of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries), or any Person who is an Associate of any such Affiliate, on the other hand, will continue in effect subsequent to the Initial Closing.
          SECTION 4.22. Suppliers. Section 4.22 of the Disclosure Schedule lists the 10 largest suppliers of the business of the Company and its Subsidiaries based on the total amount of goods and services purchased during the year ended January 2, 2010. Since the date of the Balance Sheet, none of the suppliers required to be listed in Section 4.22 of the Disclosure Schedule has notified the Company or any of its Subsidiaries in writing that it intends to cancel or terminate its relationship with the Company or its Subsidiaries and, to the Knowledge of the Company, no such supplier intends to cancel, terminate or materially and adversely alter its relationship with the Company and its Subsidiaries. To the Knowledge of the Company, each supplier of the Company or any of its Subsidiaries complies in all material respects with the Company’s policies with respect to child labor (which such policies are included in Section 4.22 of the Disclosure Schedule).
          SECTION 4.23. Customers. Section 4.23 of the Disclosure Schedule lists the 10 largest customers of the business of the Company and its Subsidiaries based on total sales during the year ended January 2, 2010. Since the date of the Balance Sheet, none of the customers required to be listed in Section 4.23 of the Disclosure Schedule has notified the Company or its Subsidiaries in writing that it intends to cancel or terminate its relationship with the Company or its Subsidiaries and, to the Knowledge of the Company, no such customer intends to cancel, terminate or materially and adversely alter its relationship with the Company and its Subsidiaries.
          SECTION 4.24. Private Offering. None of the Company, its Affiliates or their respective representatives has issued, sold or offered any Equity Interests of the Company to any Person under circumstances that would cause the sale of the Membership Interests, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933 (the “Securities Act”). None of the Company, its Affiliates or their respective representatives have offered the Membership Interests or any part thereof or any similar securities for issuance or sale to, or have solicited any offer to acquire any of the same from, any Person so as to make the issuance and sale of the Membership Interests, as contemplated by this Agreement, subject to the registration requirements of the Securities Act. Assuming the representations of the Purchaser contained in Section 5.04 are true and correct as of the date of this Agreement, the Initial Closing and the Final Closing, the sale and delivery of the

Membership Interests hereunder shall be exempt from the registration and prospectus delivery requirements of the Securities Act at the Initial Closing and the Final Closing, as applicable.
          SECTION 4.25. State Takeover Statutes; Voting Requirements. (a) No state takeover statute or similar statute or regulation is applicable to the Acquisitions, the IPC Acquisition or the Reorganization, this Agreement, the Ancillary Agreements or the other transactions contemplated by this Agreement or the Ancillary Agreements.
          (b) Prior to or contemporaneously with the execution of this Agreement, each holder of Class A Units, Class B Units and Class C Units delivered a written consent (which are contained in the Class B and C Unit Contribution Agreement and the IPC Contribution Agreement) to the Company approving this Agreement and the Acquisitions, the IPC Acquisition, the Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements for all purposes of the limited liability company agreement of the Company, the Delaware Limited Liability Company Act and any and all other Contracts and Laws under which such holder may have rights or be subject. No other vote or consent of any holder of Equity Interests of the Company is necessary under the limited liability company agreement of the Company, applicable Law or otherwise in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Acquisitions, the IPC Acquisition, the Reorganization and the other transactions contemplated by this Agreement or any Ancillary Agreement.
          SECTION 4.26. Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Company or its Affiliates (including the Seller) in connection with the Acquisitions, the IPC Acquisition, the Reorganization or any of the other transactions contemplated by this Agreement or any Ancillary Agreement, except Financo, Inc., whose fees, costs and expenses will be paid by the Seller.
          SECTION 4.27. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Agreements (including the exhibits and schedules hereto and thereto) and any certificate or other document delivered pursuant to the terms hereof or thereof, the Seller makes no other express or implied representations or warranties with respect to the Seller or the Company or any of its Subsidiaries (including with respect to projections), the Membership Interests or the transactions contemplated by this Agreement or any Ancillary Agreement, and the Seller disclaims all other representations or warranties, in each case, whether made by the Seller, the Company, any of its Subsidiaries or any of its or their respective Affiliates, Associates, officers, directors, employees, equityholders, agents, advisors or representatives.
ARTICLE V
Representations and Warranties of the Purchaser
          The Purchaser hereby represents and warrants to the Seller as follows:

          SECTION 5.01. Organization, Standing and Power. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
          SECTION 5.02. Authority; Execution and Delivery; Enforceability. The Purchaser has full power and authority to execute this Agreement and each Ancillary Agreement to which it is or is specified to be a party and to consummate the Acquisitions and the other transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement to which it is or is specified to be a party, and the consummation by the Purchaser of the Acquisitions and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. The Purchaser has duly executed and delivered this Agreement and has, or prior to or at the Initial Closing will have, duly executed and delivered each Ancillary Agreement to which it is or is specified to be a party, and this Agreement constitutes, and each such Ancillary Agreement constitutes, or will after the Initial Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.
          SECTION 5.03. No Conflicts; Consents. The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement to which it is or is specified to be a party do not, and the consummation of the Acquisitions, the IPC Acquisition, the Reorganization and the other transactions contemplated hereby and thereby and compliance by the Purchaser with the terms hereof and thereof will not, conflict with, or result in any breach or violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under, any provision of (a) the certificate of incorporation and bylaws of the Purchaser, (b) any Contract to which the Purchaser is a party or by which any of its properties or assets is bound or (c) any Judgment or Law applicable to the Purchaser or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Acquisitions, the IPC Acquisition, the Reorganization or the other transactions contemplated hereby or thereby, other than (i) compliance with and filings under the HSR Act, (ii) compliance with and filings under the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, (iii) compliance with and filings or notices required by the rules and regulations of the New York Stock Exchange, and (iv) those the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
          SECTION 5.04. Securities Act. The Membership Interests purchased by the Purchaser pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof. The Purchaser acknowledges that the Membership Interests have not been registered under the Securities Act or any state or non-U.S. securities laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and registered under any applicable state or non-U.S. securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or non-U.S. securities laws.
          SECTION 5.05. Availability of Funds. As of the date of this Agreement, the Initial Closing Date and the Final Closing Date, the Purchaser (a) shall have available to it cash and borrowing capacity of immediately available funds (subject to the delivery of customary borrowing notices and certificates) that together will be sufficient to enable it to consummate the Acquisitions, including any expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (b) shall have the resources and capabilities (financial and otherwise) to perform its obligations hereunder.
          SECTION 5.06. Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Purchaser, threatened before any Governmental Entity against the Purchaser or any of its Affiliates or the Purchaser’s or such Affiliates’ Associates which would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, and there are no outstanding Judgments to which the Purchaser or any of its Affiliates or the Purchaser’s or such Affiliates’ Associates is a party or by which it or any of its assets or properties is bound which would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
          SECTION 5.07. Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Purchaser or its Affiliates (excluding, after the Initial Closing, the Company and its Subsidiaries) in connection with the Acquisitions, the IPC Acquisition or any of the other transactions contemplated by this Agreement or any Ancillary Agreement, except Goldman, Sachs & Co., whose fees, costs and expenses will be paid by the Purchaser.
          SECTION 5.08. No Other Representations and Warranties. Except for the representations and warranties of the Seller contained in this Agreement and the Ancillary Agreements (including the exhibits and schedules hereto and thereto) and any certificate or other document delivered pursuant to the terms hereof or thereof, the Purchaser acknowledges and agrees that the Seller makes no other express or implied representations or warranties with respect to the Seller or the Company or any of its Subsidiaries (including with respect to projections), the Membership Interests or the transactions contemplated by this Agreement or any Ancillary Agreement, and that the Seller disclaims all other representations or warranties, in each case, whether made by the Seller, the Company, any of the Company’s Subsidiaries or any

of its or their respective Affiliates, Associates, officers, directors, employees, equityholders, agents, advisors or representatives.
ARTICLE VI
Covenants
          SECTION 6.01. Covenants Relating to Conduct of Business. (a) Except for matters (1) set forth in Section 6.01 of the Disclosure Schedule, (2) agreed to in writing by the Purchaser or (3) otherwise expressly contemplated or expressly permitted by the terms of this Agreement, from the date of this Agreement through the Initial Closing, the Seller shall cause the Company and its Subsidiaries to conduct their respective businesses in all material respects in the ordinary course in a manner consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to keep intact their respective businesses, keep available the services of their current employees and preserve their business relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal. In addition, and without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Disclosure Schedule or otherwise expressly contemplated or expressly permitted by the terms of this Agreement, the Seller shall not permit the Company and its Subsidiaries to do any of the following prior to the Initial Closing without the prior written consent of the Purchaser:
          (i) amend its organizational or governance documents, including its certificate of incorporation or formation, its bylaws or its limited liability company agreement;
          (ii) declare or pay any dividend or make any other distribution to holders of its Equity Interests, other than (A) dividends or other distributions paid or payable to the Company or one of its wholly owned Subsidiaries and (B) cash dividends or other cash distributions paid by the Company to the holders of its Equity Interests (subject to the requirement that the Company hold at least $2,000,000 in Closing Date Cash);
          (iii) split, combine or reclassify any of its Equity Interests, or issue any other security in respect of, in lieu of or in substitution for its Equity Interests;
          (iv) redeem or otherwise acquire any Equity Interests of, or any other securities of, the Company or any of its Subsidiaries;
          (v) issue (A) any Equity Interests of, or any other securities of, the Company or any of its Subsidiaries, (B) any option or warrant for, or any security convertible into, or exercisable or exchangeable for, any Equity Interests of, or any other security of, the Company or any of its Subsidiaries, (C) “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests of the Company or any of its Subsidiaries or any other security convertible into, or exercisable or exchangeable for, any Equity Interests of the Company or any of its Subsidiaries, or any Voting Company Debt, (2) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, security, right, unit or Contract or (3) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Equity Interests of the Company or any of its Subsidiaries or (D) any Voting Company Debt;
          (vi) form a Subsidiary;
          (vii) loan, advance, extend credit to, invest or make a capital contribution of any amount in any other Person (other than (A) to the Company or a wholly owned Subsidiary of the Company or (B) for extensions of credit made in the ordinary course of business consistent with past practice that constitute accounts receivable under GAAP);
          (viii) incur or assume any Indebtedness or Guarantee any Indebtedness of another Person, other than (A) short-term Indebtedness incurred in the ordinary course of business consistent with past practice that will be repaid in full prior to the Initial Closing Date, (B) Currency Agreements entered into for the purpose of hedging against changes in foreign currency exchange rates and entered into in the ordinary course of business consistent with past practice, and (C) letters of credit issued to landlords in the ordinary course of business consistent with past practice pursuant to real property leases;
          (ix) permit, allow or suffer any of the Equity Interests of any Subsidiary of the Company to become subject to a Lien;
          (x) (A) acquire by merging or consolidating with, or by purchasing all of or a substantial portion of the assets of, or by purchasing all of or a substantial portion of the Equity Interests of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture association or other business organization or division thereof; or (B) otherwise acquire any assets, other than (1) current assets acquired in the ordinary course of business and consistent with past practice and (2) assets acquired in compliance with clause (xi) below;
          (xi) (A) incur any capital expenditure to the extent not provided for in the capital expenditures budget included in Section 6.01(a)(xi) of the Disclosure Schedule, other than capital expenditures which, in the aggregate, are less than $250,000; or fail in any material respect to incur the capital expenditures provided for in the capital expenditures budget included in Section 6.01(a)(xi) of the Disclosure Schedule;
          (xii) sell, lease, license or otherwise dispose of any of its assets, except (A) for inventory or obsolete or excess equipment sold or disposed of in the ordinary course of business consistent with past practice, (B) other sales or dispositions that, in the aggregate since the date of this Agreement, relate to assets with a fair market value of less than $25,000, and (C) licenses of Intellectual Property to retail stores or contract manufacturers entered into the ordinary course of business consistent with past practice;

          (xiii) pay any amount to, or sell, transfer or lease any of its assets to, any holder of Equity Interests of the Seller or the Company, or any of such holder’s Affiliates, or any of such holder’s or such Affiliates’ Associates (other than the Company and its Subsidiaries), other than for dividends or distributions permitted by clause (ii) above;
          (xiv) pay, discharge, settle or satisfy any material liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of (A) liabilities or obligations as required by the terms of a Judgment or applicable Law, (B) liabilities or obligations constituting Indebtedness and (C) liabilities or obligations reflected or reserved against on the Balance Sheet, or incurred since the date thereof in the ordinary course of business consistent with past practice;
          (xv) waive, discharge, settle, release, grant or transfer any claim or right of material value to the business of the Company or any of its Subsidiaries;
          (xvi) commence any litigation, other than (A) litigation in connection with the collection of accounts receivable or infringements of the Company’s merchandise designs and initiated in the ordinary course of business consistent with past practice or (B) litigation in response to Proceedings commenced against the Company or any of its Subsidiaries;
          (xvii) engage in (A) any trade loading practices or any other promotional sales or discount activity with its customers or distributors with the effect of accelerating to pre-Initial Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Initial Closing periods, (B) any practice which would have the effect of accelerating to pre-Initial Closing periods collections of receivables that would otherwise be expected (based on past practice) to be collected in post-Initial Closing periods, (C) any practice which would have the effect of postponing to post-Initial Closing periods payments or allowances by the Company or any of its Subsidiaries or the recording of any expenses by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be paid or recorded in pre-Initial Closing periods, or (D) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking, in each case in this clause (D), in a manner outside the ordinary course of business or inconsistent with past practice;
          (xviii) overstock or understock inventory or raw materials; or produce inventory in excess of, or fail to produce inventory in amounts comparable to, amounts that would be expected to be produced by the Company or such Subsidiary in the ordinary course of business consistent with past practice;
          (xix) (A) enter into or amend or otherwise modify in any material respect any Contract that is or would be a Company Contract; or (B) except to the extent permitted by clause (xii) above, enter into or amend or otherwise modify in any material respect any IP and Technology License;

          (xx) (A) enter into any Contract under which the Company or any of its Subsidiaries is the lessee of real property or (B) amend, otherwise modify or terminate a lease of Leased Property other than in the ordinary course of business and consistent with past practice;
          (xxi) except as required to comply with applicable Law or to comply with any Benefit Plan (in the case of any such Benefit Plan, in effect as of the date of this Agreement), (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any collective bargaining agreement, Benefit Plan (or any award thereunder), (B) increase the compensation of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice, (C) grant or pay any benefit to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (D) grant or pay any change in control, retention, severance or termination compensation or benefits, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, (F) change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or (G) change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;
          (xxii) hire any new employee or consultant, or enter into any Benefit Plan with any such new employee or consultant, in each case whose annual base salary or consulting fees are equal to or in excess of $150,000;
          (xxiii) change its fiscal year, revalue any of its material assets or, except as required by GAAP, make any change in any method of accounting or accounting practice or policy (including procedures with respect to the payment of accounts payable and collection of accounts receivable);
          (xxiv) make, revoke or change any material Tax election or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, except in the ordinary course of business consistent with past practice; or
          (xxv) authorize any of, or commit or agree to take any of, the foregoing actions.
          (b) Advice of Changes. From the date of this Agreement through the Initial Closing, upon obtaining Knowledge thereof, the Purchaser, on the one hand, or the Seller, on the other hand, shall give prompt written and oral notice to the other party of (i) any representation or warranty made such first party contained in this Agreement becoming untrue or inaccurate if it were made as of the date of this Agreement or as of the date such Knowledge was obtained, and (ii) the occurrence of any event or condition or the existence of any fact that would cause any of the conditions to such other party’s obligation to consummate the Acquisitions not to be fulfilled; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or conditions under this Agreement.

          (c) Consultation. In connection with the continuing operation of the business of the Company and its Subsidiaries, between the date of this Agreement and the Initial Closing, the Seller shall use its commercially reasonable efforts to consult in good faith on a periodic basis with the Purchaser on material operational developments and the general status of ongoing operations of the Company. The Seller acknowledges that any such consultation shall not constitute a waiver by the Purchaser of any rights it may have under this Agreement and that the Purchaser shall not have any liability or responsibility for any actions of the Company or any of its directors or officers with respect to matters that are the subject of such consultations.
          SECTION 6.02. Other Bids. From the date of this Agreement through the Initial Closing, the Seller shall not, and shall not authorize or permit any of its or the Company’s Affiliates or Associates or any of such Affiliates’ Associates, or its or their respective directors, officers, employees, investment bankers, legal counsel, accountants or other representatives to (a) solicit, initiate, encourage or otherwise knowingly facilitate any Other Bid, (b) enter into any Contract with respect to any Other Bid or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. The Seller shall, and shall cause its and the Company’s Affiliates and Associates and such Affiliates’ Associates, and its and their respective directors, officers, employees, investment bankers, legal counsel, accountants and other representatives to, immediately cease any existing activities, discussions or negotiations of the type described in clauses (a), (b) and (c) of the foregoing sentence being conducted or heretofore conducted with any Person (other than the Purchaser). The Seller shall promptly advise the Purchaser orally and in writing of any Other Bid or any inquiry with respect to or which could lead to any Other Bid and the identity of the Person making any such Other Bid or inquiry and the terms thereof. It is agreed that any breach or violation of the restrictions set forth in this Section by any director, officer, employee, investment banker, legal counsel, accountant or other representative of the Seller or the Company or any of the Seller’s or the Company’s Affiliates or Associates or any of such Affiliates’ Associates, whether or not such Person is purporting to act on behalf of the Seller or the Company or otherwise, shall be deemed to be a breach of this Section by the Seller. “Other Bid” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) sale, lease, contribution or other disposition, directly or indirectly, of any business or assets of the Company or any of its Subsidiaries representing 10% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, of any Equity Interests of the Company or any of its Subsidiaries, (iv) transaction in which any Person shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership of, any Equity Interests of the Company or any of its Subsidiaries or (v) any combination of the foregoing (in each case, other than the Acquisitions, the IPC Acquisition and the Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements).
          SECTION 6.03. Access to Information. Subject to compliance with all applicable Laws, the Seller shall, and shall cause the Company to, afford to the Purchaser, and to its officers, employees, investment bankers, legal counsel, accountants and other representatives, reasonable access, upon reasonable notice, during normal business hours during the period prior to the Initial Closing, to all the personnel, auditors, accountants and other advisors, properties, books, Contracts, Tax Returns and records of the Company and its Subsidiaries, and, during such period, shall furnish promptly to the Purchaser any information concerning the Company and its Subsidiaries as the Purchaser may reasonably request; provided, however, that (a) such access shall not unreasonably disrupt the normal operations of the Company and its Subsidiaries, (b) such access shall be at the Purchaser’s sole cost and expense, and (c) with regard to access to officers and employees of the Company and its Subsidiaries, such access shall be coordinated through the Founder.
          SECTION 6.04. Confidentiality. (a) The Purchaser acknowledges that the information being provided to it in connection with the Acquisitions and the consummation of the other transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of a confidentiality agreement dated as of August 25, 2008 (the “Confidentiality Agreement”), between the Purchaser and the Company, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Initial Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries. Notwithstanding the foregoing or the terms of the Confidentiality Agreement, the Purchaser may make public disclosures in connection with any financing or securities offering.
          (b) From and after the Initial Closing, the Seller shall keep confidential, and shall cause its Affiliates and its and their respective Associates, officers, directors, employees and advisors to keep confidential, all information relating to the Company and its Subsidiaries, except as required by applicable Law or administrative process and except for information that is available to the public on the Initial Closing Date or thereafter becomes available to the public other than as a result of a breach of this paragraph (b).
          SECTION 6.05. Commercially Reasonable Efforts. (a) On the terms and subject to the conditions of this Agreement, the Purchaser and the Seller shall each use all commercially reasonable efforts to cause the Initial Closing and the Final Closing to occur and to consummate the Acquisitions, the Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including, subject to paragraph (b) below, taking all commercially reasonable actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on it or any of its (and, with respect to the Seller, the Company’s) Affiliates with respect to the Initial Closing or the Final Closing. In furtherance of the foregoing, the Purchaser and the Seller shall, and shall cause each of its (and, with respect to the Seller, the Company’s) Affiliates, directors, officers and Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things, and to execute and deliver all such instruments and other documents as, in any such case, may be necessary, proper or advisable to carry out the provisions of this Agreement and to consummate the Acquisitions, the Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) The Purchaser and the Seller shall, and shall cause each of its (and, with respect to the Seller, the Company’s) Affiliates, directors, officers and Subsidiaries to, use all commercially reasonable efforts to take all actions and to do, cause to be done, and assist and cooperate with the other parties in doing, all things necessary or desirable to (i) make any filing or declaration with, give any notices to, or obtain any Consent of, any Governmental Entity which filing, declaration, notice or Consent is necessary or appropriate in connection with the Acquisitions, the IPC Acquisition, the Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements and (ii) obtain all Consents from third Persons (including landlords) necessary or appropriate to permit the consummation of the Acquisitions, the IPC Acquisition, the Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that with regard to any Leased Property, the Seller shall be solely responsible for and shall pay all amounts (including Consent fees, but not including increases in rent) payable in connection with obtaining any Consent of any third Person required in connection with the Leased Properties listed in Section 6.05 of the Disclosure Schedule. Other than as set forth in the immediate preceding sentence, neither the Seller nor the Purchaser shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any Consent may be required, and neither the Seller nor the Purchaser shall be required to give notice to or request any Consent from any third Person required in connection with any other Leased Property.
          (c) In furtherance (and not in limitation) of the foregoing:
          (i) The Purchaser and the Seller shall, as promptly as reasonably practicable after the date of this Agreement, file or cause to be filed with all applicable U.S. and foreign Governmental Entities any notices and applications necessary to obtain merger control or competition Law approval for the Acquisitions and the IPC Acquisition; provided that each of the Purchaser and the Seller shall have the right to review and provide comments on any such notices and applications prior to their filing. Without limiting the foregoing, each of the Purchaser and the Seller shall, as promptly as reasonably practicable after the date of this Agreement, but in any event no later than 10 Business Days following the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required under the HSR Act for the transactions contemplated by this Agreement and the Ancillary Agreements. Subject to reasonable confidentiality restrictions, the Purchaser and the Seller shall each furnish to the each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Purchaser and the Seller shall each keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Entity and shall comply promptly with any inquiry or request for additional information from the FTC, the DOJ and any other applicable Governmental Entity and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act.
          (ii) The Purchaser and the Seller each shall (A) promptly inform, and provide copies to, the other parties of any communication received from, or given by it or its Affiliates to, any Governmental Entity with respect to obtaining clearance or approval, or the expiration or termination of any waiting, notice or review periods, for the Acquisitions or the IPC Acquisition under the HSR Act, (B) to the extent practicable and subject to reasonable confidentiality restrictions, provide the other parties with advance notice of, and the opportunity to participate in, any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Acquisitions or the IPC Acquisition and to participate in the preparation for such discussion, telephone call or meeting and (C) to the extent permitted by applicable Law and subject to reasonable confidentiality restrictions, consult with the other parties prior to filing or submitting documents or entering into discussions with any Governmental Entity and give the other parties advance notice to engage in meaningful consultation with respect thereto.
          (iii) The Purchaser and the Seller each shall use its commercially reasonable efforts to obtain any clearance or approval, and to cause the expiration or termination of any waiting period, required under the HSR Act for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding the foregoing provisions of this Section or any other provision of this Agreement, the Purchaser shall not be required to agree to (A) any limit on the ownership or operation by the Purchaser or any of its Affiliates of any portion of the business or assets of the Purchaser, the Company or their Subsidiaries, (B) any requirement to hold separate or divest any portion of the Purchaser’s, the Company’s or their respective Subsidiaries’ business or assets, (C) any limit on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of, the Membership Interests, including the right to vote the Membership Interests, or (D) any limit on the Purchaser or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.
          (d) Nothing in this Section shall (i) require the Purchaser to consent to any action or omission by the Seller that would be inconsistent with Section 6.01 absent such consent or (ii) require the Purchaser or the Seller to agree to amend or waive any provision of this Agreement.
          SECTION 6.06. Expenses; Transfer Taxes. Pursuant to this Section and Section 4.03 of the IPC Purchase Agreement, whether or not the Initial Closing or the Final Closing takes place, and except as otherwise explicitly set forth in this Agreement or the IPC Purchase Agreement, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, each other agreement, document and instrument contemplated by hereby and thereby, and the consummation of the Acquisitions, the IPC Acquisition, the Reorganization and the other transactions contemplated hereby and thereby (including fees, costs and expenses of legal counsel, financial advisors and other representatives and consultants), shall be borne solely by the party incurring such costs or expenses. Notwithstanding the foregoing, (a) all fees, costs and expenses (other than fees, costs and expenses of legal counsel) incurred in connection with compliance with and filings and approvals under the HSR Act required for the Acquisitions or the IPC Acquisition shall be shared equally by the Purchaser, on the one hand, and the Seller and IPC (pursuant to Section 4.03 of the IPC Purchase Agreement), on the other hand, and (b) all Transfer Taxes payable in connection with the consummation of the Acquisitions, the IPC Acquisition, the Reorganization and the other the transactions contemplated hereby and thereby shall be shared equally by the Purchaser, on the one hand, and the Seller and IPC (pursuant to Section 4.03 of the IPC Purchase Agreement), on the other hand.

          SECTION 6.07. Tax Matters.
          (a) Characterization of Acquisitions; Section 754 Election. (i) The parties agree to treat the Initial Acquisition for all U.S. Federal income Tax purposes as a sale by the Seller, and a purchase by the Purchaser, of a partnership interest in the Company. To the extent that a 754 Election is not in place for the taxable year in which the Class B and C Unit Contribution occurs, the Seller shall cause the Company to make a 754 Election for such taxable year.
          (ii) The parties agree to treat the Final Acquisition for all U.S. Federal income Tax purposes as a sale by the Seller of a partnership interest in the Company and as a purchase by the Purchaser of an undivided interest in the assets and liabilities of the Company, all in a manner consistent with Revenue Ruling 99-6, 1991-1 C.B. 432, unless, immediately after the Final Closing Date, the Company has more than one member.
          (iii) The Purchaser shall file all Tax Returns, and make a 754 Election, for the taxable period, if any, that begins immediately after the consummation of the Class B and C Unit Contribution and ends on the consummation of the Initial Acquisition and the IPC Acquisition.
          (b) Purchase Price Allocation.
          (i) Initial Purchase. The adjustments and calculations required under Sections 743(b), 751 and 755 of the Code shall be determined in the following manner:
          (A) The Purchaser shall prepare (or cause to be prepared) and shall deliver to the Seller within 120 days after the Initial Closing Date (1) a balance sheet of the Company, as of the Initial Closing Date, that sets out the tax basis of the assets owned by the Company on the Initial Closing Date and the amount of the liabilities of the Company on the Initial Closing Date (the “Preliminary Tax Basis Balance Sheet”) and (2) a balance sheet of the Company, as of the Initial Closing Date, that sets out the fair market value of the assets owned by the Company on the Initial Closing Date and the amount of the liabilities of the Company on the Initial Closing Date (the “Preliminary Fair Market Value Balance Sheet”). The Preliminary Fair Market Value Balance Sheet (x) shall be computed by reference to the Initial Purchase Price and (y) shall contain sufficient detail to permit the parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code.
          (B) If the Seller disagrees with the Preliminary Tax Basis Balance Sheet or the Preliminary Fair Market Value Balance Sheet, then it shall deliver a notice of such disagreement to the Purchaser within 15 Business Days after the Purchaser’s delivery of the Preliminary Tax Basis Balance Sheet and the Preliminary Fair Market Value Balance Sheet. Any such notice shall specify those items or amounts as to which the Seller disagrees and the Seller shall be deemed to have agreed with all other items and amounts contained in the Preliminary Tax Basis Balance Sheet and the Preliminary Fair Market Value Balance Sheet.

          (C) After the Seller’s delivery of a notice of disagreement pursuant to clause (B) above, the Purchaser and the Seller shall negotiate, in good faith, for 10 Business Days and shall endeavor to agree on all otherwise unagreed items or amounts with respect to the Preliminary Tax Basis Balance Sheet and the Preliminary Fair Market Value Balance Sheet.
          (D) If the Purchaser and the Seller are unable to agree on all items or amounts pursuant to clause (C) above, then the Purchaser and the Seller jointly shall select and engage an internationally-recognized independent accounting firm with expertise in the relevant areas (the “Independent Firm”) to resolve remaining disagreements with respect to the Preliminary Tax Basis Balance Sheet and the Preliminary Fair Market Value Balance Sheet. The Seller and the Purchaser shall jointly request that the Independent Firm resolve the disagreements in an expedited manner. The Preliminary Tax Basis Balance Sheet and the Preliminary Fair Market Value Balance Sheet shall be revised to reflect the determinations of the Independent Firm, if any, together with items and amounts as to which the Seller and the Purchaser had previously agreed (or were deemed to agree) (as so revised, the “Final Tax Basis Balance Sheet” and the “Final Fair Market Value Balance Sheet”). The fees, expenses and other reasonable costs of the Independent Firm shall be borne equally by the Seller and the Purchaser.
          (E) The Purchaser, in its capacity as the tax matters member of the Company, shall prepare, or shall cause to be prepared, (1) the statement of adjustment described in Section 1.743-1(k)(1) of the Treasury Regulations, (2) the notice described in Section 1.743-1(k)(2) of the Treasury Regulations (“Purchaser’s Statement”) and (3) the statement described in Section 1.751-1(a)(3) of the Treasury Regulations (“Seller’s Statement”), in each case in a manner that is consistent with the Final Tax Basis Balance Sheet and the Final Fair Market Value Balance Sheet, and shall deliver to the Purchaser a copy of Purchaser’s Statement and to the Seller a copy of the Seller’s Statement.
          (ii) Final Purchase. The Final Purchase Price shall be allocated, for purposes of Section 755 and Section 1060 of the Code, as follows:
          (A) The Purchaser shall deliver to the Seller within 120 days after the Final Closing Date a schedule that allocates the Final Purchase Price, adjusted to reflect an appropriate share of the liabilities of the Company and other relevant items, among the assets of the Company (“Preliminary Asset Allocation Schedule”).
          (B) If the Seller disagrees with the Preliminary Asset Allocation Schedule, then it shall deliver a notice of such disagreement to the Purchaser within 15 Business Days after the Purchaser’s delivery of the Preliminary Asset Allocation Schedule. Any such notice shall specify those items or amounts as to which the Seller disagrees and the Purchaser and the Seller shall be deemed to have agreed with all other items and amounts contained in the Preliminary Asset Allocation Schedule.

          (C) After the Seller’s delivery of a notice of disagreement pursuant to clause (B) above, the Purchaser and the Seller shall negotiate, in good faith, for 10 Business Days and endeavor to agree on all otherwise unagreed items or amounts with respect to the Preliminary Asset Allocation Schedule.
          (D) If the Purchaser and the Seller are unable to agree on all items or amounts pursuant to clause (C) above, then the Independent Firm shall resolve remaining disagreements with respect to the Preliminary Asset Allocation Schedule. The Seller and the Purchaser shall jointly request that the Independent Firm resolve the disagreements in an expedited manner. The Preliminary Asset Allocation Schedule shall be revised to reflect determinations of the Independent Firm, if any, together with items and amounts as to which the Seller and the Purchaser had previously agreed (or were deemed to agree) (as so revised, the “Final Asset Allocation Schedule”, and together with the Final Tax Basis Balance Sheet and the Final Fair Market Value Balance Sheet, the “Final Allocation Schedules”). The fees, expenses and other reasonable costs of the Independent Firm shall be borne equally by the Seller and the Purchaser.
          (iii) The Purchaser and the Seller shall act in accordance with the Final Allocation Schedules for all Tax purposes. The Purchaser and the Seller shall not take, and the Purchaser and shall cause the Company and the Company’s Subsidiaries not to take, any position that is inconsistent with the Final Allocation Schedules, on any Tax Return or otherwise, in any communication (whether written or unwritten) with any Taxing Authority.
          (c) Pre-Class B and C Unit Contribution Tax Periods. (i) The filing of all Tax Returns, all allocations of income or loss (and items thereof) for capital account and Tax purposes and all other Tax matters of the Company and its Subsidiaries for taxable periods ending on or before the Class B and C Unit Contribution shall be governed exclusively by the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 29, 2005, and, for the avoidance of doubt, all such matters shall continue to be subject to the approval of IPC pursuant to Section 6.8(p) thereto.
          (ii) The Seller shall cause IPC, the Founder and WFI to prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or before the Class B and C Unit Contribution. The Purchaser shall not file (or cause to be filed), or permit the Company to file, any amended Tax Return for any such period without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller.
          SECTION 6.08. Affiliate Arrangements. Except for this Agreement, the Ancillary Agreements and those Contracts listed on Section 4.21 of the Disclosure Schedule, the Seller shall cause all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Person who is, as of the date hereof, an Affiliate or Associate of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries), or any Person who is an Associate of any such Affiliate, on the other hand, to be canceled and terminated prior to the Initial Closing.

          SECTION 6.09. Indebtedness to Be Repaid; Assumption by the Seller of Change of Control Payments. (a) At least three Business Days prior to the Initial Closing, the Seller shall cause each obligee of Indebtedness to be Repaid to submit a payoff letter with respect to such Indebtedness to be Repaid (including all ancillary obligations thereto (including interest, fees and prepayment premiums)) for payoff as of close of business on the Initial Closing Date. Prior to the Initial Closing, the Seller shall cause (i) all Indebtedness to be Repaid (including all ancillary obligations thereto (including interest, fees and prepayment premiums)) to be paid, repaid or extinguished in accordance with the applicable payoff letter, and (ii) all borrowing commitments available to the Company or its Subsidiaries to be terminated. “Indebtedness to be Repaid” means all Indebtedness owed by the Company or its Subsidiaries, other than (A) Indebtedness owed to the Company or any of its wholly owned Subsidiaries and (B) Indebtedness listed on Section 6.09 of the Disclosure Schedule.
          (b) Prior to the Initial Closing, the Seller shall, and shall cause each of its and the Company’s Affiliates and Associates, and such Affiliates’ Associates to, repay all Indebtedness and ancillary obligations thereto (including interest), if any, owed by any such Person to the Company or any of its Subsidiaries.
          (c) Except with respect to those Change of Control Payments addressed by Section 6.18(b), prior to the Initial Closing, the Seller shall cause all Change of Control Payments and all ancillary obligations thereto, if any, to either be (i) paid in full and discharged or (ii) irrevocably assigned to and assumed by the Seller, and for the payees thereof to release the Company and its Subsidiaries from all obligations in connection therewith.
          SECTION 6.10. Assignment of Confidentiality Agreements, Intellectual Property and Permits. (a) Prior to the Initial Closing, the Seller shall, and shall cause each of its and the Company’s Affiliates and Associates (other than the Company and its Subsidiaries), and each such Affiliates’ Associates to, assign or otherwise transfer to the Company, without consideration, the Seller’s or such Affiliate’s or Associate’s rights under all confidentiality agreements entered into by the Seller or such Affiliate or Associate with any third Person in connection with the proposed sale of the Membership Interests or the business of the Company and its Subsidiaries to the extent such rights relate to or are applicable to information of the Company and its Subsidiaries.
          (b) Prior to the Initial Closing, the Seller shall, and shall cause each of its and the Company’s Affiliates (other than the Company and its Subsidiaries) and Associates, and each such Affiliates’ Associates to, assign or otherwise transfer (i) to Stuart Weitzman IP, LLC, without consideration, all ownership and other rights of the Seller or such Affiliate or Associate in any Intellectual Property or Technology held for the benefit of, used, contemplated to be used or claimed to be owned by the Company or any of its Subsidiaries; provided, however, that the provisions of this clause (i) shall not apply to any Intellectual Property or Technology the ownership of which is expressly retained by or granted to the Founder under the Name and Likeness Agreement or the Founder Employment Agreement; and (ii) to the Company, any Permit held by the Seller or such Affiliate or Associate for the benefit of, used or contemplated to be used or claimed to be owned by or issued to the Company or any of its Subsidiaries.

          SECTION 6.11. Key Person Insurance. The Seller shall cause the Company to continue through the Initial Closing Date, at the sole cost and expense of the Company, the existing insurance policies of the Company set forth on Section 6.11 to the Disclosure Schedule. The Seller shall use its commercially reasonable efforts to cause all such insurance policies to be assigned to the Purchaser or its designees as of the Initial Closing or as promptly as practicable thereafter. To the extent that any such insurance policy is not so assigned as of the Initial Closing, (a) the Seller shall cause the Purchaser or its designees to be named as the sole beneficiary of such policy effective as of the Initial Closing and (b) from and after the Initial Closing and until such policy is assigned to the Purchaser, the Purchaser shall pay all premiums due thereon on behalf of the Company.
          SECTION 6.12. Resignations of Directors; Subsidiaries. (a) On the Initial Closing Date, the Seller shall cause to be delivered to the Purchaser duly signed resignations of the individuals set forth on Section 6.12 of the Disclosure Schedule from the applicable board of directors or similar governing body of each of the Company and its Subsidiaries, effective as of the Initial Closing Date, and shall take such other action as is necessary to accomplish the foregoing.
          (b) The Seller and the Purchaser shall agree to any changes to the organizational and other governance documents of the Subsidiaries of the Company that are necessary or appropriate to give effect to the Initial Acquisition and the terms of the Fourth A&R LLC Agreement, including the removal of all governance and other rights of IPC thereunder.
          SECTION 6.13. Post Closing Cooperation. (a) From time to time after the Initial Closing Date, as and when requested by the Seller or the Purchaser, the Seller and the Purchaser shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to confirm and assure the rights and obligations provided for in this Agreement and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (including the IPC Acquisition and the Reorganization), including, in the case of the Seller, executing and delivering to the Purchaser or the Company such assignments, consents and other instruments as the Purchaser may reasonably request as necessary or desirable for such purpose.
          (b) Each of the Seller and the Purchaser shall cooperate with the other party, and shall cause its Affiliates and Associates and such Affiliates’ Associates and its and their officers, employees, agents, auditors and representatives to cooperate with the other party, after the Initial Closing to ensure the orderly transition of the business of the Company and its Subsidiaries after the Initial Closing and to minimize any disruption to the business of the Company and its Subsidiaries that might result from the transactions contemplated by this Agreement and the Ancillary Agreements. After the Initial Closing, upon reasonable written notice, each of the Seller and the Purchaser shall furnish or cause to be furnished to the other party and the other party’s Affiliates and Associates and such Affiliates’ Associates and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company and its Subsidiaries as is reasonably necessary for financial reporting, accounting and Tax matters or other reasonable purposes.

          (c) Each of the Seller and the Purchaser shall reimburse the other party for reasonable out-of-pocket costs and expenses incurred by such other party in assisting such first party pursuant to this Section. Neither the Seller nor the Purchaser shall be required by this Section to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its or its Subsidiaries’ normal operations. Any information provided pursuant to this Section relating to the Company and its Subsidiaries shall be subject to Section 6.04.
          SECTION 6.14. Publicity. The Purchaser and the Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement or any of the Ancillary Agreements, including the Acquisitions and the IPC Acquisition, and shall not, and shall not permit their Affiliates to, issue any such press release or make any such public statement prior to such consultation, except (a) as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, (b) with respect to the Purchaser, in connection with any financing or securities offering, and (c) with respect to the Seller, following the Initial Closing, with respect to any communication that includes only information previously disclosed to the public by the Purchaser or its Affiliates. To the extent reasonably feasible, all such press releases and other public statements made prior to or contemporaneously with the Initial Closing shall be made jointly by Seller, IPC and the Purchaser. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form attached hereto as Exhibit J.
          SECTION 6.15. Agreements Not to Solicit or Compete. (a) The Founder acknowledges and agrees that (i) during the course of his employment with the Company he shall become familiar, and during his employment and other involvement with the Group Companies (as defined in the Founder Employment Agreement, the “Group Companies”) and their respective predecessors he has become familiar, with the Group Companies and their respective predecessors’ trade secrets and other Confidential Information (as defined in the Founder Employment Agreement, the “Confidential Information”) concerning any member of the Group Companies and their respective predecessors, (ii) his past and future service to the Company and its Subsidiaries, as founder, chief designer, chief executive and otherwise, have been and shall continue to be of special, unique and extraordinary value to the Group Companies, and (iii) the Group Companies would be irreparably harmed if the Founder were to provide similar services to any Person competing with any of the Group Companies within the restricted time periods and geographical areas set forth herein, or were otherwise to solicit customers with whom the Founder maintained material contacts related to the Business (as defined in the Founder Employment Agreement, the “Business”) while employed by or otherwise involved with the Group Companies. The Founder further acknowledges and agrees that the Group Companies take reasonable measures to protect its business interests, including its Confidential Information and Third Party Information (as defined in the Founder Employment Agreement, the “Third Party Information”), and that the covenants set forth in this Section represent such a reasonable measure.
          (b) In consideration of, among other things, the amounts paid to the Seller under this Agreement, the Founder agrees that:

          (i) during the Employment Period (as defined in the Founder Employment Agreement, the “Employment Period”) the Founder will not engage in any business which competes, directly or indirectly, with any businesses which the Group Companies are conducting either directly or by license and all logical extensions of such businesses (whether such engagement is as a director, officer, employee, proprietor, investor, consultant, independent contractor, partner, advisor, agent or otherwise), including (A) selling goods or services of the type sold by the Group Companies or their licensees, (B) manufacturing or marketing goods or services of the type sold by the Group Companies or their licensees, (C) soliciting or accepting any customer or prospective customer of the Group Companies to purchase any goods or services of the type sold by the Group Companies from any Person other than the Group Companies, and (D) assisting any Person in any way to do, or attempt to do, anything prohibited by clause (A) through (C) above; provided that the foregoing shall not prohibit the Founder and his Affiliates and Associates from, as a group, passively investing in 5% or less of any class of the equity interests of any Person that is listed on a national securities exchange;
          (ii) at the end of the Employment Period for the applicable number of months set forth in (b)(iii) below (the “Noncompete Period”), the Founder will not engage in (A) any business which competes, directly or indirectly, with any of the Group Companies’ direct or indirect businesses (including those businesses conducted through licensees) referenced in Item 1 of Jones’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as attached as Exhibit I to the Founder Employment Agreement, and all logical extensions thereof (the “Fashion Businesses”) (whether such engagement is as a director, officer, employee, proprietor, investor, consultant, independent contractor, partner, advisor, agent or otherwise) or (B) any business which competes, directly or indirectly, with any businesses which the Company conducted as of the end of the Employment Period either directly or by license and all logical extensions of such businesses (whether such engagement is as a director, officer, employee, proprietor, investor, consultant, independent contractor, partner, advisor, agent or otherwise), including, in each of cases (A) and (B), (1) selling goods or services of the type sold by the Group Companies or their licensees in the Fashion Businesses or by the Company and its licensees as of end of the Employment Period, (2) manufacturing or marketing goods or services of the type sold by the Group Companies or their licensees in the Fashion Businesses or by the Company and its licensees as of the end of the Employment Period, (3) soliciting or accepting any customer or prospective customer of the Group Companies in the Fashion Businesses or the Company as of the end of the Employment Period to purchase any goods or services of the type sold by the Group Companies in the Fashion Businesses or the Company as of the end of the Employment Period from any Person other than the Group Companies, and (4) assisting any Person in any way to do, or attempt to do, anything prohibited by clause (1) through (3) above; provided that the foregoing shall not prohibit the Founder and his Affiliates and Associates from, as a group, passively investing in 5% or less of any class of the Equity Interests of any Person that is listed on a national securities exchange;
          (iii) the applicable number of months of the Founder’s non-compete obligation:

          (A) shall be 36 months if the termination of the Founder’s employment was the result of (1) the Founder’s election not to renew the Employment Period, (2) the Founder’s resignation without Good Reason (as defined in the Founder Employment Agreement, “Good Reason”), or (3) discharge of the Founder by the Company for Cause (as defined in the Founder Employment Agreement, “Cause”); and
          (B) shall be 24 months if the termination of the Founder’s employment was the result of (1) the Company’s election not to renew the Employment Period, (2) the Founder’s resignation for Good Reason, or (3) discharge of the Founder by the Company without Cause; provided that, if such termination is effective for any period prior to January 1, 2015, the Company may extend such 24 month period to 36 months if the Company shall pay to the Founder a lump sum amount (subject to required tax withholdings) equal to the Aggregate Salary (as defined in the Founder Employment Agreement) as of the date of termination.
          (c) During the Employment Period and for the Noncompete Period, the Founder shall not, directly or indirectly, and shall cause his Family Group and any entity controlled by the Founder or any member of his Family Group not to: (i) solicit or recruit any employee of the Group Companies, or induce or attempt to induce any employee of the Group Companies to leave the employ of such Person; (ii) hire directly or through another Person any Person (whether or not solicited) who is an employee of any member of the Group Companies, or who was an employee of any member of the Group Companies within 12 months prior to the date of such Person’s hire by the Founder; or (iii) subject to the restrictions of any applicable Law, induce or attempt to induce any supplier, vendor, licensee, distributor, contractor or other business relation of any member of the Group Companies to cease doing business with, or materially alter its business relationship with, such member of the Group Companies; provided, however, that, notwithstanding the foregoing, the Founder shall be permitted at any time to solicit the employment of and hire (A) Barbara Kreger, (B) any individual that was employed principally as the Founder’s personal secretary prior to the termination of the Employment Period, and (C) the Founder’s wife.
          (d) During the Employment Period and at all times thereafter, the Founder shall not make or solicit or encourage others to make or solicit directly or indirectly any derogatory or negative statement or communication about any member of the Group Companies or any of their respective businesses, products, services or activities; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process. During the Employment Period and at all times thereafter, none of the officers or directors of the Group Companies (except officers and directors of the Company and its Subsidiaries during the Employment Period) shall, and such officers and directors shall not authorize any agent of the Group Companies to, make, solicit or authorize, or encourage others to make or solicit, any derogatory or negative statement or communication about the Founder; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process. Notwithstanding anything herein to the contrary, nothing in this paragraph (d) shall prevent any party to this Agreement from exercising its or his authority or enforcing its or his rights or remedies hereunder or that such party may otherwise be entitled to enforce or assert under another agreement or applicable Law, or limit such rights or remedies in any way.
          (e) The Seller and the Founder each expressly understands and agrees that, although the Purchaser, the Seller and the Founder consider the covenants and agreements contained in this Section to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restrictions contained in this Section, or any other provision or restriction contained in this Section, is an unenforceable provision or restriction against any Person, the provisions and restrictions of this Section shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any provision or restriction contained in this Section is unenforceable, and such provision or restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the remaining provisions and restrictions contained in this Section, which remaining provisions and restrictions shall be deemed severable from the unenforceable provision or restriction and shall remain in full force and effect.
          (f) Notwithstanding any other provision of this Agreement to the contrary, it is understood and agreed that the remedy of indemnity payments pursuant to Article X and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Section. The Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.
          SECTION 6.16. Shareholder Release. Effective as of the Initial Closing, each of the Seller and the Founder do hereby, for itself and each of its and his Affiliates, and each of its and his and such Affiliates’ Associates, successors and assigns (each, a “Releasing Party”), release and absolutely forever discharge the Company and its Subsidiaries (each, a “Released Party”) from and against all Released Matters. “Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that any Releasing Party now has, or at any time previously had, or shall or may have in the future, as an equityholder, director, officer, contractor, consultant, employee, agent or advisor of the Company or any of its Subsidiaries, arising by virtue of or in any matter related to actions or inactions with respect to the Company and its Subsidiaries or its or their affairs before the Initial Closing; provided that Released Matters shall not include (a) any right of any Releasing Party contained in this Agreement or any Ancillary Agreement or any Contract listed on Section 4.21 of the Disclosure Schedule, (b) any right of any Releasing Party to be indemnified by the Company or any of its Subsidiaries pursuant to the organizational or governance documents of the Company or such Subsidiary or pursuant to any directors and officers insurance policy of the Company or any of its Subsidiaries, and (c) any right of any Releasing Party to be reimbursed for any unpaid business travel and other expenses incurred or paid by a Releasing Party in the ordinary course of business of the Company or any Subsidiary consistent with past practice. It is the intention of the Seller and the Founder in providing this release, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by the applicable Releasing Party and the Released Parties of all Released Matters. Notwithstanding any provision in this Agreement to the contrary, this release will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter, but involved fraud by or on behalf of such Released Party. Each of the Seller and the Founder hereby represents to the Purchaser that no Releasing Party has voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matter and that no Person (other than a Releasing Party) has any interest in any Released Matter by Law or Contract by virtue of any action or inaction by any Releasing Party. The invalidity or unenforceability of any part of this Section shall not affect the validity or enforceability of the remainder of this Section, which shall remain in full force and effect.
          SECTION 6.17. Fourth Amended and Restated Company LLC Agreement. Upon the Initial Closing, the Purchaser, the Seller, IPC and the Company shall execute the Fourth A&R LLC Agreement.
          SECTION 6.18. The Reorganization; Post-Signing COC Payment Assignment Agreements. (a) The Seller shall, and shall cause its and the Company’s Affiliates and its and such Affiliates’ Associates to, consummate the Reorganization in accordance with the terms of this Agreement, the Class B and C Unit Contribution Agreement, the IPC Contribution Agreement and the COC Payment Assignment Agreements. The Seller shall not, and shall not permit any of its or the Company’s Affiliates, or its or such Affiliates’ Associates to, enter into or deliver any Contract, instrument or other document relating to the Reorganization, other than the Class B and C Unit Contribution Agreement, the IPC Contribution Agreement and the COC Payment Assignment Agreements (and the exhibits and schedules to any such document). The Seller shall not, and shall not permit any of its or the Company’s Affiliates, or its or such Affiliates’ Associates to, amend, waive, terminate or otherwise modify the terms of the Class B and C Unit Contribution Agreement, the IPC Contribution Agreement or the COC Payment Assignment Agreements(or the exhibits and schedules to any such document); provided, however, that this sentence shall not apply to any amendment, waiver, termination or other modification of the Seller LLC Agreement or the IPC/SW Side Letter, which such amendment, waiver, termination or other modification shall be subject to Section 6.22.
          (b) The Seller shall, and shall cause its and the Company’s Affiliates and its and such Affiliates’ Associates to, use commercially reasonable efforts to execute prior to the Initial Closing assignment and release agreements between the Seller and the Company, on the one hand, and each of the natural persons listed on Schedule E, on the other hand, providing for, in each case, the release, effective immediately prior to the Initial Closing, of the Company and its Subsidiaries from all obligations in connection with all Change of Control Payments owed to such natural person, and the assignment to and assumption by, effective immediately prior to the Initial Closing, the Seller of all such Change of Control Payment obligations. Reasonably in advance of the delivery of any draft thereof to any natural person listed on Schedule E (and, in any event, no later than 5 Business Days in advance thereof), the Seller shall provide to the Purchaser all such assignment and release agreements and all other documents relating thereto, and the Seller shall promptly address in good faith all comments and suggestions made by the Purchaser with respect to such agreements and other documents and shall not execute any such agreement or otherwise consummate any of the transactions contemplated therein if the Purchaser reasonably asserts that such agreements do not properly provide for the COC Payment

Assignments or otherwise are inconsistent with the terms of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.
          SECTION 6.19. Financial Statements; Assistance with Financing. (a) Prior to the Initial Closing, the Seller shall prepare and provide to the Purchaser, at the Purchaser’s expense, in compliance with any reasonable deadline set by Purchaser, such annual, quarterly, monthly and other financial statements and information of the Company as is reasonably requested by Purchaser in connection with (i) Jones’ or any of its Affiliate’s compliance with any law or GAAP requirement applicable to it, including any requirement to file or furnish the Company’s audited financial statements or any pro forma financial statements with or to the Securities and Exchange Commission on Form 8-K, or to include information regarding the Company in any report or other document that such Person files with or furnishes to the Securities and Exchange Commission, or (ii) any securities offering or other financing by Jones or any of its Affiliates (including the incorporation or inclusion of the Company’s financial statements in any registration statement, prospectus, prospectus supplement, bank book or other offering document).
          (b) Prior to the Initial Closing, the Seller shall, and shall cause the Company to, cooperate with the Purchaser in connection with any securities offering or other financing by Jones or any of its Affiliates. In connection therewith and if requested by the Purchaser, the Seller shall, and shall cause the Company and each of their respective directors, officers, accountants and counsel to (i) participate in a reasonable number of meetings and sessions with rating agencies and potential financing sources (including participation in any road show or other marketing meetings), (ii) assist the Purchaser and its financing sources in the preparation of (A) an offering document, (B) materials for ratings agency and road show presentations, (C) any commitment letters and (D) any other definitive financing documents or other requested certificates or documents, (iii) use commercially reasonable efforts to obtain accountants’ comfort letters, consents, legal opinions and reliance letters as may reasonably be requested by the Purchaser or its financing sources and (iv) make any required applications or filings.
          SECTION 6.20. Company Control of the Seller. The Company shall, at all times up to and including the Initial Closing, cause the Seller to comply with the terms of this Agreement and each Ancillary Agreement. This Section shall not survive, and shall terminate as of, the consummation of the Initial Closing, and the Company thereafter shall have no liability under this Section in respect of any breach of this Agreement by the Seller or the Company, whether arising prior to or at the Initial Closing, all such liability being retained after the Initial Closing solely by the Seller.
          SECTION 6.21. Jones’ Control of the Purchaser. Jones shall cause the Purchaser to comply with the terms of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party.
          SECTION 6.22. The Final Membership Interests.
          (a) No Transfers. From and after the Initial Closing and through the Final Closing, the Seller and the Founder shall ensure that (except with regard to paragraphs (iii) and

(iv) below, in which case the Seller and the Founder shall use commercially reasonable efforts to ensure that):
          (i) Control Rights. The Founder shall at all times be the sole holder of all voting rights related to the Final Membership Interests, and shall have, subject to the IPC Control Rights, full and unfettered power and authority to exercise such voting rights and all other rights of the Seller under the Fourth A&R LLC Agreement in his sole and absolute discretion (the “Founder Control Rights”). Notwithstanding anything to the contrary in this paragraph (i), the Seller LLC Agreement (in the form attached as Exhibit E to the IPC Contribution Agreement, or in any amended form made in compliance with paragraph (b)(ii) below) and the IPC/SW Side Letter (in the form attached as Exhibit F to the IPC Contribution Agreement, or in any amended form made in compliance with paragraph (b)(ii) below), and the exercise of any of the rights granted thereunder to IPC (collectively, the “IPC Control Rights”) by IPC, shall be deemed not to breach the provisions of this paragraph.
          (ii) Founder Economic Rights. The Founder and the members of the Founder’s Family Group shall at all times be, directly or indirectly, the sole holders of all economic rights related to the Final Membership Interests, other than for any such economic rights that, pursuant to the IPC Contribution, became held by IPC (through its ownership of Class A Units of Seller) (the “IPC Economic Rights”) or, pursuant to the Class B and Class C Unit Contribution, became held by Peter Corsa, David Edwab, Barbara Kasman, Barbara Kolsun, Michele Lastilla, Gail Pisano or George Pita (in each case, through such natural person’s ownership of Class C Units of Seller) (with respect to each such Person, the “Management Economic Rights” of such Person) (the “Founder Economic Rights”).
          (iii) IPC Economic Rights. Investment funds controlled by Irving Place Capital shall at all times be, directly or indirectly, the sole holders of all IPC Economic Rights.
          (iv) Management Economic Rights. Each natural person who, immediately after the Initial Closing, held Management Economic Rights shall at all times be, together with members of such person’s Family Group, directly or indirectly, the sole holders of such Management Economic Rights.
          (b) No Amendments.
          (i) Control Rights. From and after the Initial Closing and through the Final Closing, the Seller and the Founder shall ensure that no amendment, modification, waiver or other change is made to the Founder Control Rights or the IPC Control Rights.
          (ii) Economic Rights. From and after the Initial Closing and through the Final Closing, the Seller and the Founder shall ensure that no amendment, modification, waiver or other change is made to the Founder Economic Rights. From and after the Initial Closing and through the Final Closing, the Seller and the Founder shall use commercially reasonable efforts to ensure that no amendment, modification, waiver or other change is made to the IPC Economic Rights or the Management Economic Rights. Notwithstanding anything to the contrary in this paragraph (ii):
          (A) any amendment, modification, waiver or other change to the Seller LLC Agreement or the IPC/SW Side Letter that does not reduce in any material respect the aggregate economic interest of the Founder and his Family Group in the Final Closing or in the distributions payable to the Seller by the Company with respect to periods prior to the Final Closing; and
          (B) any amendment, modification or other change to the Seller LLC Agreement so as to set forth in more detail or otherwise clarify the Management Economic Rights (provided, that no such amendment, modification or other change shall alter the aggregate economic benefits of the Management Economic Rights);
shall, in each case, be deemed not to violate this paragraph (ii).
          SECTION 6.23. D&O Indemnification and Insurance. (a) From and for a period of six years following the Initial Closing Date, the Purchaser shall, or shall cause the Company and its Subsidiaries to, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (collectively, the “Director and Officer Indemnified Parties”) who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal or administrative or investigative, by reason of the fact that such Director and Officer Indemnified Party is or was a director, officer, employee or agent of the Company or its Subsidiaries, or is or was serving or agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, to the same extent as such Persons are indemnified as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to their organizational or governing documents.
          (b) The Purchaser shall cause the Company to purchase a six-year “tail” directors’ and officers’ insurance policy to be effective as of the Initial Closing covering the Director and Officer Indemnified Parties who are covered by the directors’ and officers’ liability insurance policy of the Company as of the date of this Agreement with respect to claims arising from or related to facts or events which occurred on or before the Initial Closing Date.
          SECTION 6.24. Founder Guarantee. The Founder shall cause the Seller to comply with its obligations under Section 1.04(c) and Section 10.09.
          SECTION 6.25. IPC Contribution. The Seller shall use its commercially reasonable efforts to enforce the terms of the IPC Contribution Agreement to cause the IPC Contribution to occur immediately after the consummation of the Initial Closing.

ARTICLE VII
Conditions Precedent to the Initial Closing
          SECTION 7.01. Conditions to Each Party’s Obligation. The obligation of the Purchaser to purchase the Initial Membership Interests from the Seller, and the obligation of the Seller to sell the Initial Membership Interests to the Purchaser, is subject to the satisfaction (or waiver by both such parties) on or prior to the Initial Closing Date of the following conditions:
          (a) Governmental Approvals. The waiting period under the HSR Act applicable to the Acquisitions shall have expired or been terminated. All other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisitions shall have been obtained or filed or shall have occurred.
          (b) No Injunctions or Restraints. No applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisitions shall be in effect.
          (c) IPC Closing. The Closing (as defined under the IPC Purchase Agreement) shall have taken place or shall take place contemporaneously with the Initial Closing hereunder.
          SECTION 7.02. Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase the Initial Membership Interests from the Seller is subject to the satisfaction (or waiver by the Purchaser) on or prior to the Initial Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Seller made in this Agreement (other than the representations and warranties made in Sections 3.02, 3.04, 4.02, 4.03 and 4.08) shall be true and correct (without giving effect to any limitation as to “materiality” or Seller Material Adverse Effect or Company Material Adverse Effect) as of the Initial Closing Date with the same effect as though made on the Initial Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), in each case, except for breaches as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect or Company Material Adverse Effect. The representations and warranties of the Seller contained in Sections 3.02, 3.04, 4.02, 4.03 and 4.08 that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case, as of the Initial Closing Date with the same effect as though made on the Initial Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date). The Purchaser shall have received a certificate of the Seller (which shall be executed on behalf of the Seller by the Founder (not in his personal capacity)) to such effect.
          (b) Performance of Obligations of the Seller and the Company. Each of the Seller and the Company shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it by the time of the Initial Closing. The Purchaser shall have received a certificate of the Seller (which shall be executed on behalf of the Seller by the Founder (not in his personal capacity)) to such effect.
          (c) Reorganization. The Reorganization (other than the IPC Contribution) shall have been consummated in accordance with the terms of this Agreement, the Class B and C Unit Contribution Agreement, the IPC Contribution Agreement and the COC Payment Assignment Agreements, and the Seller shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser to such effect. The Fourth A&R LLC Agreement shall have been duly executed and delivered by the Seller, IPC and the Company. The Seller shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser that the IPC Contribution will occur immediately after the Initial Closing.
          (d) Absence of Proceedings. There shall not be pending any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisitions or any other transaction contemplated by this Agreement and the Ancillary Agreements or seeking to obtain from the Purchaser or any of its Affiliates in connection with the Acquisitions any damages that are material in relation to the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Purchaser or any of its Affiliates of any material portion of the business or material assets of the Purchaser, the Company or their Subsidiaries, or to compel the Purchaser, the Company or their Subsidiaries to hold separate or divest any portion of the Purchaser’s, the Company’s or their respective Subsidiaries’ business or assets, (iii) seeking to impose material limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of, the Initial Membership Interests, including the right to vote the Initial Membership Interests, or (iv) seeking to prohibit the Purchaser or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.
          (e) The Founder. The Founder shall be ready, willing and able to work for the Company on the Initial Closing Date. None of the Founder Employment Agreement, the Founder Letter Agreement or the Name and Likeness Agreement shall have been revoked, and all shall be in full force and effect.
          (f) Consents. The Company shall have received written consents to the Acquisitions, the IPC Acquisition, the Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements from those Persons listed on Section 7.02 of the Disclosure Schedule.
          SECTION 7.03. Conditions to Obligation of the Seller. The obligation of the Seller to sell the Initial Membership Interests to the Purchaser is subject to the satisfaction (or waiver by the Seller) on or prior to the Initial Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Purchaser made in this Agreement (other than the representations and warranties made in Section 5.02) shall be true and correct (without giving effect to any limitation as to “materiality” or Purchaser Material Adverse Effect) as of the Initial Closing Date with the same effect as though made on the Initial Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), in each case, except for breaches as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. The representations and warranties of the Purchaser contained in Section 5.02 shall be true and correct in all material respects as of the Initial Closing Date with the same effect as though made on the Initial Closing Date. The Seller shall have received a certificate of the Purchaser (which shall be executed on behalf of the Purchaser by an officer of the Purchaser (not in such officer’s personal capacity)) to such effect.
          (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by the Purchaser by the time of the Initial Closing, and the Seller shall have received a certificate of the Purchaser (which shall be executed on behalf of the Purchaser by an officer of the Purchaser (not in such officer’s personal capacity)) to such effect.
          SECTION 7.04. Frustration of Closing Conditions. Neither the Purchaser, on the one hand, nor the Seller, on the other hand, may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by the Purchaser’s, in the first instance, or the Seller’s or the Company’s, in the second instance, failure to comply with its obligations under this Agreement, including such party’s obligation to use commercially reasonable efforts to cause the Initial Closing to occur, as required by Section 6.05.
ARTICLE VIII
Conditions Precedent to the Final Closing
          SECTION 8.01. Conditions to Each Party’s Obligation. The obligation of the Purchaser to purchase the Final Membership Interests from the Seller, and the obligation of the Seller to sell the Final Membership Interests to the Purchaser, is subject to the satisfaction (or waiver by both such parties) on or prior to the Final Closing Date of the condition that no applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Final Acquisition shall be in effect.
          SECTION 8.02. Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase the Final Membership Interests from the Seller is subject to the satisfaction (or waiver by the Purchaser) on or prior to the Final Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Seller made in Sections 3.02, 3.04, 4.02 and 4.03 that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the Final Closing Date with the same effect as though made on the Final Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date). The Purchaser shall have received a certificate of the Seller (which shall be executed on behalf of the Seller by the Founder (not in his personal capacity)) to such effect.
          (b) Performance of Obligations of the Seller. The Seller shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it by the time of the Final Closing. The Purchaser shall have received a certificate of the Seller (which shall be executed on behalf of the Seller by the Founder (not in his personal capacity)) to such effect.
          SECTION 8.03. Conditions to Obligation of the Seller. The obligation of the Seller to sell the Final Membership Interests to the Purchaser is subject to the satisfaction (or waiver by the Seller) on or prior to the Final Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Purchaser contained in Section 5.02 shall be true and correct in all material respects as of the Final Closing Date with the same effect as though made on the Final Closing Date. The Seller shall have received a certificate of the Purchaser (which shall be executed on behalf of the Purchaser by an officer of the Purchaser (not in such officer’s personal capacity)) to such effect.
          (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by the Purchaser by the time of the Final Closing, and the Seller shall have received a certificate of the Purchaser (which shall be executed on behalf of the Purchaser by an officer of the Purchaser (not in such officer’s personal capacity)) to such effect.
          SECTION 8.04. Frustration of Closing Conditions. Neither the Purchaser, on the one hand, nor the Seller, on the other hand, may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by the Purchaser’s, in the first instance, or the Seller’s, in the second instance, failure to comply with its obligations under this Agreement, including such party’s obligation to use commercially reasonable efforts to cause the Final Closing to occur, as required by Section 6.05.
ARTICLE IX
Termination, Amendment and Waiver
          SECTION 9.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisitions and the other transactions contemplated by this Agreement abandoned at any time prior to the Initial Closing:
          (i) by mutual written consent of the Seller and the Purchaser;

          (ii) by the Seller if any of the conditions set forth in Sections 7.01 or 7.03 shall have become incapable of fulfillment by the Outside Date, and shall not have been waived by the Seller;
          (iii) by the Purchaser if any of the conditions set forth in Sections 7.01 or 7.02 shall have become incapable of fulfillment by the Outside Date, and shall not have been waived by the Purchaser;
          (iv) by the Seller or the Purchaser, if the Initial Closing does not occur on or prior to the date that is four months after the date of this Agreement (the “Outside Date”); or
          (v) by the Seller or the Purchaser if the IPC Purchase Agreement is terminated;
provided, however, that the party seeking termination pursuant to clauses (ii) through (iv) above is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
          (b) In the event of termination by the Seller or the Purchaser pursuant to this Section, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
          (i) the Purchaser shall, and shall cause each of its Affiliates, Associates, directors, officers, employees, agents, representatives and advisors to, return or destroy all documents and other materials received from or on behalf of the Company, any of its Subsidiaries or any of its or their respective Affiliates relating to the Company, any of its Subsidiaries or any of its or their respective Affiliates, the business of the Company, any of its Subsidiaries or any of its or their respective Affiliates or the transactions contemplated hereby, whether so obtained before or after the execution hereof; and
          (ii) all confidential information received by the Purchaser, or any of its Affiliates, Associates, directors, officers, employees, agents, representatives or advisors, from or on behalf of the Company, any of its Subsidiaries or any of its or their respective Affiliates relating to the Company, any of its Subsidiaries or any of its or their respective Affiliates, the business of the Company, any of its Subsidiaries or any of its or their respective Affiliates or the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
          SECTION 9.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 9.01, then this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 4.26, 5.07, 6.04, 6.06, 6.14, 9.01, this Section, 9.03 and Article XI. Nothing in this Section shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          SECTION 9.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, any party may waive compliance by any other party hereto with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE X
Indemnification
          SECTION 10.01. Indemnification by the Seller and the Founder. (a) Subject to the limitations set forth in this Article, from and after the Initial Closing, the Seller shall be liable for, and shall indemnify the Purchaser and its Affiliates (including the Company and its Subsidiaries) and each of their respective officers, directors, employees and equityholders (the “Purchaser Indemnitees”) against, and hold them harmless from, any loss, liability, claim, obligation, damage or expense (including reasonable out-of-pocket legal fees, costs and expenses) (collectively, “Losses”), suffered or incurred by such Purchaser Indemnitees (without duplication for any Loss for which indemnification may be provided under more than one clause of this Section) arising from, relating to or otherwise in respect of:
          (i) any breach of any representation or warranty of the Seller contained in this Agreement or in any certificate delivered by or on behalf of the Seller pursuant to this Agreement;
          (ii) any breach of any obligation, covenant or agreement of the Seller or the Founder contained in this Agreement or the Escrow Agreement, and any breach prior to the Initial Closing of any obligation, covenant or agreement of the Company contained in this Agreement; and
          (iii) all Indebtedness to be Repaid and all ancillary obligations thereto (including interest, fees and prepayment premiums), all Company Transaction Costs, all Change of Control Payments and all Losses suffered or incurred by any Purchaser Indemnitee after the Initial Closing arising from, relating to or otherwise in respect of the Class C Units.
          (b) Subject to the limitations set forth in this Article, from and after the Initial Closing, the Founder shall be liable for, and shall indemnify the Purchaser Indemnitees against, and hold them harmless from, any Loss suffered or incurred by such Purchaser Indemnitees (without duplication for any Loss for which indemnification may be provided under more than one clause of this Section) arising from, relating to or otherwise in respect of any breach of any obligation, covenant or agreement of the Founder contained in (i) Sections 6.15, 6.16, 6.22 and 6.24, (ii) this Section 10.01(b) and, solely to the extent related to the Founder’s indemnification obligations under this Section 10.01(b), the remainder of Article X, and (iii) solely to the extent related to the Founder’s obligations under this Agreement, Sections 11.01, 11.02, 11.03, 11.04, 11.05, 11.07, 11.08, 11.09, 11.10, 11.11, 11.13 and 11.14.
          SECTION 10.02. Indemnification by the Purchaser. Subject to the limitations set forth in this Article, from and after the Initial Closing, the Purchaser shall indemnify the Seller and its Affiliates (excluding the Company and its Subsidiaries) and each of their respective officers, directors, employees and equityholders (the “Seller Indemnitees”) against, and hold them harmless from, any Loss suffered or incurred by such Seller Indemnitees (without duplication for any Loss for which indemnification may be provided under more than one clause of this Section) arising from, relating to or otherwise in respect of:
          (a) any breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement; and
          (b) any breach of any obligation, covenant or agreement of the Purchaser contained in this Agreement or the Escrow Agreement.
          SECTION 10.03. Indemnification Deductible; Limitations. (a) Notwithstanding the provisions of Section 10.01, the Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:
          (i) under Section 10.01(a)(i), unless the aggregate of all Losses subject to indemnification under Section 10.01(a)(i) or Section 7.01(a) of the IPC Purchase Agreement exceeds, on a cumulative basis, an amount equal to $3,000,000 (the “Shared Deductible”), and then only to the extent of such excess; provided that claims for indemnification arising out of a breach of any of the representations and warranties set forth in Sections 3.02, 3.04, 4.02 and 4.03 (collectively, the “Fundamental Reps”) shall not be subject to the Shared Deductible but instead shall be recoverable on a dollar-for-dollar basis; and
          (ii) under Section 10.01(a)(i) in excess of the amount of the Final Purchase Price (such dollar amount, the “Shared Cap”); provided that claims for indemnification arising out of a breach of any of the Fundamental Reps or any of the representations and warranties set forth in Section 4.08 (the “IP Rep”) shall not be subject to the Shared Cap.
Both indemnification claims arising Section 10.01(a)(i) and indemnification claims arising under Section 7.01(a) of the IPC Purchase Agreement shall reduce the unused portion of the Shared Deductible, such that the reduction in the amount of the Seller’s indemnification obligations under this Agreement and IPC’s indemnification obligations under the IPC Purchase Agreement as a result of the deductibles under such both agreements shall not, on an aggregate basis, exceed $3,000,000. Both indemnification claims arising under Section 10.01(a)(i) (other than claims for indemnification arising out a breach of the Fundamental Reps or the IP Rep) and indemnification claims arising under Section 7.01(a) of the IPC Purchase Agreement (other than claims for indemnification arising out a breach of Sections 2.02 or 2.04 of the IPC Purchase Agreement) shall reduce the unused portion of the Shared Cap, such that the maximum amount of the Seller’s indemnification obligations under Section 10.01(a)(i) (other than claims for indemnification arising out a breach of the Fundamental Reps or the IP Rep) and IPC’s indemnification obligations under Section 7.01(a) of the IPC Purchase Agreement (other than claims for indemnification arising out a breach of Sections 2.02 or 2.04 of the IPC Purchase Agreement) shall not, on an aggregate basis, exceed the Shared Cap.
          (b) (i) Notwithstanding the provisions of Section 10.02, the Purchaser shall not be required to indemnify any Seller Indemnitee, and shall not have any liability under Section 10.02(a) or under Section 7.02(a) of the IPC Purchase Agreement in excess of $55,000,000, in the aggregate (the “General Purchaser Shared Cap”); provided that claims for indemnification arising out of a breach of the representations and warranties set forth in Section 5.02 or Section 3.02 of the IPC Purchase Agreement shall not be subject to the General Purchaser Shared Cap, but instead shall not exceed $275,000,000, in the aggregate (the “Fundamental Purchaser Shared Cap”).
          (ii) Both indemnification claims arising under Section 10.02(a) (other than claims for indemnification arising out of a breach of the representations and warranties set forth in Section 5.02) and indemnification claims arising under Section 7.02(a) of the IPC Purchase Agreement (other than claims for indemnification arising out of a breach of the representations and warranties set forth in Section 3.02 of the IPC Purchase Agreement) shall reduce the unused portion of the General Purchaser Shared Cap, such that the maximum amount of the Purchaser’s indemnification obligations under Section 10.02(a) (other than claims for indemnification arising out of a breach of the representations and warranties set forth in Section 5.02) and indemnification claims arising under Section 7.02(a) of the IPC Purchase Agreement (other than claims for indemnification arising out of a breach of the representations and warranties set forth in Section 3.02 of the IPC Purchase Agreement) shall not, on an aggregate basis, exceed the General Purchaser Shared Cap.
          (iii) Both indemnification claims arising out of a breach of the representations and warranties set forth in Section 5.02 and indemnification claims arising out of a breach of the representations and warranties set forth in Section 3.02 of the IPC Purchase Agreement shall reduce the unused portion of the Fundamental Purchaser Shared Cap, such that the maximum amount of the Purchaser’s indemnification obligations under Section 10.02(a) for claims arising out of a breach of the representations and warranties set forth in Section 5.02 and under Section 7.02(a) of the IPC Purchase Agreement for claims arising out of a breach of the representations and warranties set forth in Section 3.02 of the IPC Purchase Agreement shall not, on an aggregate basis, exceed the Fundamental Purchaser Shared Cap.
          (c) The provisions of this Section shall not apply to any indemnification obligation arising from the breach of a representation or warranty of the Seller contained in this Agreement or in any certificate delivered by or on behalf of the Seller pursuant to this Agreement as to which the Seller had Knowledge, as of the date of this Agreement or as of the date of such certificate, as applicable, of facts or circumstances that would reasonably be expected to result in such breach.

          (d) Notwithstanding the provisions of Section 10.01, 10.02 or 10.09, no party shall have any liability to any other party under Section 10.01, 10.02 or 10.09 for punitive damages (excluding punitive damages payable by a Purchaser Indemnitee or a Seller Indemnitee to a third Person).
          SECTION 10.04. Survival of Representations and Covenants. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive as follows:
          (a) the representations and warranties in Articles III and IV (other than the Fundamental Reps) shall survive until the third anniversary of the date of this Agreement; and the Fundamental Reps shall survive indefinitely;
          (b) the representation and warranties in Article V (other than Section 5.02) shall survive until the third anniversary of the date of this Agreement; and the representations and warranties in Section 5.02 shall survive indefinitely;
          (c) all covenants and agreements contained in this Agreement shall survive indefinitely; and
          (d) notwithstanding the foregoing, any provision of this Agreement that expressly provides for a specific survival period shall survive in accordance with its terms.
          SECTION 10.05. Termination of Indemnification. The obligations to indemnify and hold harmless any party (a) pursuant to Section 10.01(a)(i) or 10.02(a) shall terminate when the applicable representation or warranty terminates pursuant to Section 10.04, and (b) pursuant to any other provision of Section 10.01 or 10.02 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 10.08 to the party to be providing the indemnification. The obligations to indemnify and hold harmless any party pursuant to Section 10.09 shall terminate as set forth therein.
          SECTION 10.06. Exclusive Monetary Remedy; Suits Against the Founder; Nature of Payments; Materiality Qualifications; Payments to the Company. (a) Except as otherwise provided in this Agreement, the parties acknowledge that their sole and exclusive monetary remedy after the Initial Closing with respect to any claims relating to or arising out of this Agreement or the Escrow Agreement (other than claims of, or causes of action arising from, fraud, wilful or intentional misrepresentation or concealment or wilful or intentional failure to perform any covenant or other agreement) shall be pursuant to the indemnification provisions set forth in this Article. In furtherance of the foregoing, each party hereby waives, from and after the Initial Closing, to the fullest extent permitted under applicable Law, any rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, wilful or intentional misrepresentation or concealment or wilful or intentional failure to perform any covenant or other agreement) for damages it may have against any other party arising under this Agreement, the Escrow Agreement or any document or certificate delivered in connection herewith or therewith, except pursuant to the indemnification provisions set forth in this Article and except as otherwise provided in this Agreement.
          (b) The Purchaser hereby acknowledges and agrees on behalf of itself and its Affiliates (including, from and after the Initial Closing, the Company and its Subsidiaries), successors and assigns not to pursue or bring any claim against the Founder with respect to any breach of any representation or warranty of the Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement; provided, however, that the foregoing restriction shall not apply to (i) any claims of fraud or wilful or intentional misrepresentation or concealment or (ii) any claims that any distribution or other payment made by the Seller constituted a fraudulent conveyance, resulted in the insolvency of the Seller or was otherwise made in violation of the Delaware Limited Liability Company Act (including Section 18-607 thereof) or the comparable Laws then applicable to the Seller.
          (c) Except as required by a determination within the meaning of Section 1313(a) of the Code, the Purchaser and the Seller agree to treat any amounts payable pursuant to this Article as adjustments to the purchase price for the Membership Interests for all Tax purposes.
          (d) For purposes of calculating the amount of any Loss in connection with a claim by any Purchaser Indemnitee or Seller Indemnitee with respect to a breach of any representation or warranty for which indemnification is sought pursuant to this Article (but not for purposes of determining whether such a breach has occurred), all materiality references (including references to Seller Material Adverse Effect, Company Material Adverse Effect and Purchaser Material Adverse Effect) shall be disregarded.
          (e) The Purchaser shall be deemed to incur 100% of all Losses suffered or incurred by the Company and the Company’s Subsidiaries that are indemnifiable under Section 10.01 or 10.09 and, in connection therewith, the Purchaser may, at its option, recover the full amount of such indemnifiable Losses on behalf of Company and its Subsidiaries, and the Purchaser shall have no obligation to pay over, reimburse, indemnify or otherwise transfer to the Company or any such Subsidiary any amount so recovered by the Purchaser.
          SECTION 10.07. Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article shall be net of (a) any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss, as reduced by any increase to the insurance premiums payable resulting from such recovery and (b) any net Tax benefit actually realized by the indemnified party as a result of the incurrence of such Loss.
          SECTION 10.08. Procedures. (a) Third Party Claims. (i) In order for a Person (the “indemnified party”) to be entitled to any indemnification provided for under Section 10.01, 10.02 or 10.09 in respect of, arising out of or involving a claim made by any third Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the party that will potentially be obligated to provide indemnification hereunder (the “indemnifying party”) in writing of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim, stating in reasonable detail the nature, basis and amount thereof (to the extent then known), along with copies of the relevant notices and documents (including court papers) received by the indemnified party evidencing such Third Party Claim, and the basis for indemnification sought; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure; it being understood and agreed that the failure of the indemnified party to so notify the indemnifying party prior to settling a Third Party Claim (including by paying a claim or executing a settlement agreement with respect thereto) or consenting to the entry of a Judgment or the issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the indemnifying party. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all other notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
          (ii) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof by written notice to the indemnified party (which such notice shall state without qualification that such indemnifying party is liable under this Article with respect to such Third Party Claim) within 30 days after the indemnifying party’s receipt of the notice of the Third Party Claim contemplated by paragraph (i) above with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party; and provided, further, that notwithstanding the foregoing, the indemnifying party shall not be entitled to assume control of such defense and, instead, shall pay the reasonable out-of-pocket legal fees, costs and expenses of counsel retained by the indemnified party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable relief against the indemnified party, (C) after notice and a reasonable opportunity to cure (not to exceed two Business Days), the indemnifying party failed or is failing to reasonably prosecute or defend such claim, (D) the claim is subject to a cap in Section 10.03 and such claim, together with all other then outstanding and unresolved claims that are subject to such cap, could reasonably be expected to give rise to Losses which are more than the remaining amount indemnifiable by such indemnifying party with respect to such claims pursuant to this Article, or (E) in the indemnified party’s reasonable judgment, a conflict of interest between the indemnified party and the indemnifying party exists with respect to the claim. If the indemnifying party assumes the defense of a Third Party Claim, (1) the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof and (2) the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. Subject to the limitations and conditions contained in this Article, the indemnifying party shall be liable for the reasonable out-of-pocket fees, costs and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (including in respect of Third Party Claims the defense of which the indemnifying party was not entitled to assume or continue in accordance with the second proviso of the first sentence of this paragraph (ii)). If the indemnifying party assumes the defense of a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Whether or not the indemnifying party has assumed the defense of a Third Party Claim, no party shall admit any liability with respect thereto, or settle, compromise or discharge such Third Party Claim without the other applicable party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. The parties hereto will act in good faith in responding to, defending against, settling and otherwise dealing with all Third Party Claims.
          (iii) Subject to Sections 10.10 and 10.11, the indemnification required by Section 10.01, 10.02 or 10.09 shall be made by periodic payments of the amount thereof during the course of the investigation or defense of the Third Party Claim, as and when bills are received or Losses are incurred.
          (iv) All claims under Section 10.01, 10.02 or 10.09 other than Third Party Claims shall be governed by paragraph (b) below.
          (b) Direct Claims. If any indemnified party should have a claim against any indemnifying party under Section 10.01, 10.02 or 10.09 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party (any such claim, a “Direct Claim”), the indemnified party shall deliver notice of such Direct Claim promptly following its discovery of such matter, with such notice stating in reasonable detail the nature, basis and amount thereof (to the extent then known), along with copies of the relevant documents evidencing such matter, if any, and the basis for indemnification sought; provided that the failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been adversely prejudiced as a result of such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 10.01, 10.02 or 10.09, as the case may be, such Direct Claim specified in such notice shall be conclusively deemed a liability of the indemnifying party under Section 10.01, 10.02 or 10.09, as the case may be, and the indemnifying party shall, subject to Sections 10.10 and 10.11, pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined (provided that the indemnifying party shall have 30 calendar days following its receipt of such final determination to dispute the amount of such final determination). If the indemnifying party has timely disputed its liability with respect to such Direct Claim as provided above, the Purchaser, on the one hand, and the Seller, on the other hand, shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

          SECTION 10.09. Indemnity for Certain Change of Control Payments. With regard to each natural person listed on Schedule E, from and after the Initial Closing, the Seller shall be liable for, and shall indemnify the Purchaser Indemnitees against, and hold them harmless from, any Loss suffered or incurred by such Purchaser Indemnitees (without duplication for any Loss for which indemnification may be provided under Section 10.01) arising from, relating to or otherwise in respect of any Change of Control Payment owned to any such natural person. The obligations of the Seller under this Section, but not Section 10.01, shall terminate as to any natural person listed on Schedule E at such time as (a) an assignment and assumption agreement, providing for the actual assignment to and assumption by the Seller of all Change of Control Payments owed to such natural person, in a form reasonably satisfactory to the Purchaser, shall have been executed by the Seller and such natural person, or (b) the Seller delivers to the Purchaser evidence reasonably satisfactory to the Purchaser that all Change of Control Payments owed to such natural person have been paid in full by the Seller (or any other Person other than the Company and its Subsidiaries). Notwithstanding anything to the contrary herein, the provisions of this Section shall not limit or otherwise modify in any respect the Seller’s obligations under Section 10.01 or any other provision of this Article.
          SECTION 10.10. Setoff Against the Final Closing Date Payment.
          (a) Finally Determined Claims. Notwithstanding anything to the contrary in this Article, the Seller’s obligation to make indemnification payments under Section 10.01(a)(i) shall, in lieu of being satisfied through payments in cash in accordance with Sections 10.08(a)(iii) and 10.08(b), be instead satisfied through a dollar-for-dollar setoff by the Purchaser against the Final Closing Date Payment; provided, however, that, at the option of the Purchaser, such indemnification obligations shall not be satisfied through such a dollar-for-dollar setoff and, instead, the Seller shall be required to make such payments in cash in accordance with Sections 10.08(a)(iii) and 10.08(b):
          (i) with regard to any indemnification claim arising under Section 10.01(a)(i), if the Final Closing shall have already occurred by the time that the Purchaser delivers notice of such indemnification claim to the Seller under Section 10.08(a)(i) or the first sentence of 10.08(b);
          (ii) with regard to any indemnification obligation arising in connection with a breach of any Fundamental Rep; and
          (iii) with regard to any indemnification obligation arising in connection with a breach of the IP Rep, where such breach relates to the Company’s or any of its Subsidiaries’ ownership of or right to use any Owned Intellectual Property.
          (b) Undetermined or Disputed Claims. With regard to any claim for indemnification under Section 10.01(a)(i) that the Purchaser shall have provided notice to the Seller under Section 10.08(a)(i) or the first sentence of 10.08(b), but for which the Seller’s payment obligation under Section 10.08(a)(iii) or 10.08(b) shall not yet, as of the Final Closing Date, have become due, then in lieu of a dollar-for-dollar setoff against the Final Closing Date Payment as provided for in the preceding paragraph (a), the Purchaser shall instead include the undetermined or disputed amounts in the Final Closing Date Payment, and such amounts shall be subject to the escrow arrangements described in Section 2.03(b).
          (c) Setoff of Claims under the IPC Purchase Agreement. Notwithstanding anything to the contrary in this Agreement, the Seller and the Founder hereby agree that, in accordance with Section 7.09 of the IPC Purchase Agreement, certain of IPC’s obligations to make indemnification payments under the IPC Purchase Agreement shall, in lieu of being satisfied through payments in cash by IPC, be instead satisfied through a dollar-for-dollar setoff by the Purchaser against the Final Closing Date Payment.
          SECTION 10.11. Setoff Against Distributions from the Company. (a) Notwithstanding anything to the contrary in this Agreement, if the Purchaser shall have a claim for indemnification arising under Section 10.01(a)(i) in connection with a breach of any Fundamental Rep or the IP Rep, or any other provision of Section 10.01 or Section 10.09, the Purchaser shall have the right, exercisable by delivery of a notice (a “Distribution Setoff Notice”) to the Seller and the Company, to cause the Company to setoff the amount of such claim against distributions otherwise payable to the Seller in accordance with Article V of the Fourth A&R LLC Agreement. Each Distribution Setoff Notice shall set forth in reasonable detail the basis for the claimed indemnity and the amount of the associated claim. The Company is hereby directed, in accordance with Article V of the Fourth A&R LLC Agreement, at any time and from time to time, to the fullest extent permitted by Law, to deduct and withhold from the distributions payable to the Seller all amounts set forth in any such Distribution Setoff Notice, to hold such amounts in escrow, and, subject to paragraphs (b) and (c) below, to pay such amounts to the Purchaser.
          (b) In the event that the Seller disputes any decision by the Purchaser to deliver a Distribution Setoff Notice, the Seller shall notify the Purchaser and the Company within 30 calendar days after delivery of such Distribution Setoff Notice. If no such notice of dispute is received within such 30 day period, such Distribution Setoff Notice shall become final and binding on the parties. If such notice of dispute is received within such 30 day period, the parties shall attempt in good faith to resolve such dispute as promptly as practicable. Such Distribution Setoff Notice (as revised in accordance with this sentence) shall become final and binding on the parties, or shall be rescinded, as applicable, on the earlier of (i) the date the parties resolve in writing any differences they have with respect to such Distribution Setoff Notice and (ii) the date any disputed matters are finally resolved by a court of law.
          (c) Once a Distribution Setoff Notice (as revised pursuant to the preceding paragraph (b), if applicable) becomes final and binding on the parties, or is rescinded, the Purchaser and the Seller shall jointly send a notice of release (a “Release Notice”) to such effect to the Company. Upon receipt of such Release Notice, the Company shall release the amounts specified in such Release Notice from escrow and pay such amounts (together with any interest earned by the Company thereon) to the applicable parties as specified in such Release Notice.

ARTICLE XI
General Provisions
          SECTION 11.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of each other party. Notwithstanding the foregoing, the Purchaser may assign this Agreement, in whole but not in part, to any of its Affiliates without the prior written consent of any other party; provided, however, that the Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the first sentence of this Section, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any attempted assignment in violation of this Section shall be null and void.
          SECTION 11.02. No Third-Party Beneficiaries. Except as provided in Section 6.23 or Article X and except for IPC for purposes of Article II (which shall be an intended third party beneficiary of Article II), this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.
          SECTION 11.03. Notices. All notices, requests, permissions, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile or email, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or emails (or at such other address or facsimile or email for a party as shall be specified by like notice):
if to the Purchaser or Jones,
Jones Apparel Group, Inc.
1411 Broadway
New York, New York 10018
Facsimile: (212) 790-9988
Email: IDansky@jny.com
Attention of: Ira M. Dansky
with a copy (which shall not constitute notice to the Purchaser or Jones) to,
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Facsimile: (212) 474-3700

Email: tdunn@cravath.com; gschoen@cravath.com
Attention of: Thomas E. Dunn, Esq.
George F. Schoen, Esq.
if to the Seller, the Founder or, prior to the Initial Closing, the Company,
Stuart Weitzman Holdings, LLC
2400 East Commercial Boulevard
Rooms 506 and 515
Fort Lauderdale, FL 33308
Facsimile: (203) 622-1659
Email: BarbaraKR@StuartWeitzman.com
Attention of: Stuart A. Weitzman
with a copy (which shall not constitute notice to the Seller, the Founder or the Company) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile: (212) 446-6460
Email: kim.taylor@kirkland.com
Attention of: Kim P. Taylor
and
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
Facsimile: (646) 710-5305 and (646) 710-5353
Email: dschapiro@chadbourne.com and chord@chadbourne.com
Attention of: Donald Schapiro and Charles Hord
if, following the Initial Closing, to the Company,
Stuart Weitzman Holdings, LLC
2400 East Commercial Boulevard
Rooms 506 and 515
Fort Lauderdale, FL 33308
Facsimile: (203) 622-1659
Email: BarbaraKR@StuartWeitzman.com
Attention: Stuart A. Weitzman
with a copy (which shall not constitute notice to the Company) to:
Jones Apparel Group, Inc.
1411 Broadway
New York, New York 10018

Facsimile: (212) 790-9988
Email: IDansky@jny.com
Attention of: Ira M. Dansky
and
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Facsimile: (212) 474-3700
Email: tdunn@cravath.com; gschoen@cravath.com
Attention of: Thomas E. Dunn, Esq.
George F. Schoen, Esq.
and
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
Facsimile: (646) 710-5305 and (646) 710-5353
Email: dschapiro@chadbourne.com and chord@chadbourne.com
Attention of: Donald Schapiro and Charles Hord
          SECTION 11.04. Certain Defined Terms. (a) For purposes of this Agreement, the following terms shall have the following meanings:
          “Accounting Firm” means, with respect to any dispute governed by Section 1.04, 2.05 or 2.06, a mutually acceptable independent accounting firm of national standing selected by the Seller and the Purchaser for purposes of acting as the “Accounting Firm” in connection with such dispute.
          “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Each Person who is a holder of Class A Units or Class B Units as of the date hereof shall be deemed to be an Affiliate of the Company.
          “Ancillary Agreements” means the Class B and C Unit Contribution Agreement, the IPC Contribution Agreement, each COC Payment Assignment Agreement, the IPC Purchase Agreement, the Founder Employment Agreement, the Founder Letter Agreement, the Name and Likeness Agreement, the Third A&R LLC Agreement, the Fourth A&R LLC Agreement, the Escrow Agreement, the IPC/SW Side Letter and the Seller LLC Agreement.
          “Associate” means, with respect to any Person, (i) any other Person of which such first Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any Equity Interests, (ii) any trust or other estate in which such first Person has a substantial beneficial interest or as to which such first Person serves as a trustee or in a similar fiduciary capacity and (iii) any individual in such Person’s Family Group.
          “Benefit Plan” means any (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or Contract, (ii) employment, consulting, bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or Contract, (iii) severance, change in control, retention or termination plan, program, policy or Contract or (iv) other material compensation or benefit plan, program, policy or Contract, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries for the benefit of any director, officer, employee or independent contractor of the Company or any of its Subsidiaries or any former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.
          “Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York, New York.
          “Capitalized Lease Obligations” means, with respect to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP.
          “Change of Control Payments” means all change of control, bonus, termination, severance or other similar payments that are payable by the Company or any of its Subsidiaries to any Person as a result of or in connection with either Acquisition, the IPC Acquisition, the Reorganization or any of the other transactions contemplated by this Agreement or any Ancillary
Agreement (alone or in combination with any other event), together with any employer-paid portion of any employment and payroll Taxes relating thereto, whether accrued, incurred or paid prior to, at or after the Initial Closing Date, provided that “Change of Control Payments” shall not include any portion of any termination or severance payment that would be due and payable by the Company in the absence of the Acquisitions, the IPC Acquisition, the Reorganization and the other transactions contemplated by this Agreement and the Ancillary Agreements.
          “Commodity Agreement” means any commodity futures contract, commodity derivative instrument, commodity option or other agreement, instrument or arrangement designed to protect against fluctuations in the price of commodities.
          “Company Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.
          “Company Material Adverse Effect” means, with respect to the Company or any of its Subsidiaries, any state of facts, event, development or other condition or occurrence that (i) materially and adversely affects the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect that is attributable to or results from (A) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, except to the extent such effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (B) the outbreak or escalation of hostilities or any acts of war, sabotage or terrorism, or any earthquake, hurricane, tornado or other natural disaster, except to the extent such effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (C) changes in general economic or regulatory, legislative or political conditions or financial markets, in each case in the United States or any foreign jurisdiction, except to the extent such effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, or (D) changes in law or GAAP or principles or interpretations thereof, except to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate; or (ii) prevents or materially impedes or delays the consummation of the Acquisitions, the IPC Acquisition, the Reorganization or the other transactions contemplated by this Agreement and the Ancillary Agreements, or has a material adverse effect on the ability of the Company or any of its Affiliates to perform its obligations under this Agreement or any Ancillary Agreement.
          “Company Transaction Costs” means, without duplication, the fees and expenses incurred by the Seller, the Company and its Subsidiaries and their respective Affiliates and Associates and such Affiliates’ Associates (including the fees and expenses of Financo, Inc., Kirkland & Ellis LLP, Chadbourne & Parke LLP and any accountant, auditor, broker, other financial advisor, consultant or other legal counsel retained by or on behalf of the Company or any of its Subsidiaries) arising from or in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, whether for services rendered before, on or after the Initial Closing Date.
          “Currency Agreement” means any currency exchange contract, currency swap agreement, currency derivative instrument or other agreement, instrument or arrangement designed to hedge currency exchange risk.
          “Environmental Claim” means any administrative, regulatory or judicial Proceeding, order, demand or directive, investigation or request for information, or written notice of noncompliance, violation or liability by or from any Governmental Entity or any administrative, regulatory or judicial Proceeding, order or written notice of violation or liability by or from any Person alleging costs, damages or liability arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials from any source or (ii) the failure to comply with any Environmental Law or Environmental Permits.
          “Environmental Laws” means any applicable Laws, Judgments and Contracts issued, promulgated or entered into, by or with any Governmental Entity relating to (i) pollution, (ii) the protection of occupational health or the environment (including ambient air, surface water, groundwater, soils, land surface or subsurface strata) or (iii) human exposure to Hazardous Materials.
          “Equity Interests” means shares of capital stock, membership interests in a limited liability company, partnership interests, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Family Group” means, for any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) and the spouses of such descendants, and any trust, limited partnership, corporation or limited liability company established and operated solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants.
          “Founder’s Agent” means a member of the Founder’s Family Group as may be designated by the Founder from time to time by providing written notice thereof to the Purchaser.
          “Guarantee” means, with respect to any Person, any obligation (contingent or otherwise) directly or indirectly guaranteeing any Indebtedness of another Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such first Person (i) to purchase or pay, or advance or supply funds for the purchase or payment of, any Indebtedness of another Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part.
          “Hazardous Materials” means (i) radioactive materials or wastes, petroleum (including crude oil or any fraction thereof and its byproducts and distillates), asbestos or asbestos-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other wastes, materials, chemicals or substances prohibited, limited or regulated pursuant to any applicable Law.
          “Indebtedness” means, with respect to any Person and without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, (vi) all letters of credit, banker’s acceptances or similar credit transactions (including reimbursement obligations in respect thereof) issued on behalf of such Person, (vii) all Guarantees and other contingent obligations of such Person in respect of indebtedness of another Person of the type referred to in clauses (i) through (vi) above, (viii) all indebtedness of another Person of the type referred to in clauses (i) through (vii) above which is secured by any Lien on any asset or property of such Person and (ix) all obligations under Commodity Agreements, Currency Agreements or Interest Rate Agreements of such Person.

          “Intellectual Property” means (i) any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, service mark, trade name, business name, brand name, logo, copyright, copyright registration, design, design registration, domain name, Internet address or any right to any of the foregoing and (ii) any right in respect of the name or signature of a natural person, or a natural person’s portrait, picture, voice or likeness.
          “Interest Rate Agreement” means any interest rate protection agreement (including interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) or other agreement, instrument or arrangement designed to hedge interest rate risk.
          “IPC/SW Side Letter” means that certain letter agreement, dated as of the date hereof, by and among the Seller, IPC, the Founder and WFI, in the form attached as Exhibit F to the IPC Contribution Agreement.
          “Knowledge” means, with respect to the Seller or the Company on any matter in question, the actual knowledge of any Person listed on Schedule F hereto, and the actual knowledge any such Person should have had after due inquiry and investigation of the matter in question; and “Knowledge” means, with respect to the Purchaser on any matter in question, the actual knowledge of any Person listed on Schedule G hereto, and the actual knowledge any such Person should have had after due inquiry and investigation of the matter in question.
          “Licensed Intellectual Property” means all Intellectual Property licensed to the Company or one of its Subsidiaries, other than “off the shelf” software.
          “Owned Intellectual Property” means all Intellectual Property owned by the Company or one of its Subsidiaries.
          “Permanent Disability” means, with respect to the Founder, the occurrence of any physical or mental condition that is reasonably expected to result in the Founder being unable to perform his duties under the Founder Employment Agreement for at least 120 consecutive days from the date of such occurrence, as determined by the majority vote of three physicians, one of which to be selected by the Founder, one of which to be selected by the Purchaser, and the third to be jointly selected by the first two. In connection with the occurrence of any condition that may constitute a Permanent Disability, (a) at the request of either the Founder or the Purchaser, the Founder and the Purchaser each shall promptly select their physician, and promptly cause their physician to select (jointly with the other’s physician) the third physician, and (b) the Founder shall promptly consult with all three physicians and undergo all tests, physical or mental examinations and other evaluations requested by any of them.
          “Person” means any individual, firm, corporation, partnership, limited liability company, trust, limited liability partnership, association, joint stock company, unincorporated organization, joint venture, Governmental Entity or other entity.
          “Purchaser Material Adverse Effect” means, with respect to the Purchaser, any state of facts, event, development or other condition or occurrence that (i) prevents or materially impedes or delays the consummation of the Acquisitions, the IPC Acquisition, the Reorganization or the other transactions contemplated by this Agreement and the Ancillary

Agreements or (ii) has a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or any Ancillary Agreement.
          “Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata) or within any building, structure, facility or fixture.
          “Reorganization” means, collectively, the Class B and C Unit Contribution, the Reclassification, the IPC Contribution, and the COC Payment Assignments.
          “Seller Material Adverse Effect” means, with respect to the Seller, any state of facts, event, development or other condition or occurrence that (i) prevents or materially impedes or delays the consummation of the Acquisitions, the IPC Acquisition, the Reorganization or the other transactions contemplated by this Agreement and the Ancillary Agreements or (ii) has a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or any Ancillary Agreement.
          “Subsidiary” means, with respect to any Person, another Person (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of such other Person’s board of directors or other governing body (or, if there are no voting interests, 50% or more of the Equity Interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person or (ii) of which such first Person or another Subsidiary of such first Person is a general partner or managing member. The Seller shall be deemed to be a Subsidiary of the Company for all periods prior to the Initial Closing.
          “Technology” means all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how.
          (b) For purposes of this Agreement, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
754 Election	Section 4.14
Acquisitions	Recitals
Agreement	Preamble
Annual EBITDA Statement	Section 2.06
Assigned Contracts	Section 3.01
Audited Balance Sheet	Section 4.05
Audited Financial Statements	Section 4.05
Balance Sheet	Section 4.05
Business	Section 6.15
Cause	Section 6.15

Term	Section
Change of Control Payments	Section 6.09
Class A Units	Recitals
Class B and C Unit Contribution	Recitals
Class B and C Unit Contribution Agreement	Recitals
Class B Units	Recitals
Class C Units	Recitals
Closing Date Cash	Section 1.05
COC Payment Assignment Agreement	Recitals
COC Payment Assignments	Recitals
Code	Section 4.14
Common Units	Recitals
Company	Preamble
Company Contracts	Section 4.09
Company Technology	Section 4.08
Compensation Allocation Adjustments	Section 2.07
Confidential Information	Section 6.15
Confidentiality Agreement	Section 6.04
Consent	Section 3.03
Contract	Section 3.03
Direct Claim	Section 10.08
Director and Officer Indemnified Parties	Section 6.23
Disclosure Schedule	Article IV
Disputed Amount	Section 2.03
Distribution Setoff Notice	Section 10.11
DOJ	Section 6.05
Employee	Section 4.20
Employment Period	Section 6.15
Environmental Permits	Section 4.19
Escrow Agent	Section 1.03
Escrow Agreement	Section 1.03
Final Acquisition	Recitals
Final Allocation Schedules	Section 6.07
Final Asset Allocation Schedule	Section 6.07
Final Closing	Section 2.02
Final Closing Consolidated Net Income	Section 2.07
Final Closing Date	Section 2.02
Final Closing Date Payment	Section 2.07
Final Closing EBITDA	Section 2.07
Final Fair Market Value	Section 6.07
Final Membership Interests	Recitals
Final Purchase Price	Section 2.07

Term	Section
Final Tax Basis Balance Sheet	Section 6.07
Financial Statements	Section 4.05
Founder	Preamble
Founder Control Rights	Section 6.22
Founder Economic Rights	Section 6.22
Founder Employment Agreement	Recitals
Founder Letter Agreement	Recitals
Fourth A&R LLC Agreement	Section 6.17
FTC	Section 6.05
Fundamental Purchaser Shared Cap	Section 10.03
Fundamental Reps	Section 10.03
GAAP	Section 1.05
General Purchaser Shared Cap	Section 10.03
Good Reason	Section 6.15
Governmental Entity	Section 3.03
Group Companies	Section 6.15
HSR Act	Section 3.03
Indebtedness to be Repaid	Section 6.09
indemnified party	Section 10.08
indemnifying party	Section 10.08
Independent Firm	Section 6.07
Initial Acquisition	Recitals
Initial Closing	Section 1.02
Initial Closing Date	Section 1.02
Initial Membership Interests	Recitals
Initial Purchase Price	Section 1.05
IP and Technology Licenses	Section 4.08
IP Rep	Section 10.03
IPC	Recitals
IPC Acquisition	Recitals
IPC Contribution	Recitals
IPC Contribution Agreement	Recitals
IPC Control Rights	Section 6.22
IPC Economic Rights	Section 6.22
IPC Purchase Agreement	Recitals
Judgment	Section 3.03
Law	Section 3.03
Leased Property	Section 4.07
Liens	Section 4.06
Losses	Section 10.01
Management Economic Rights	Section 6.22

Term	Section
Management Equity Holder	Recitals
Membership Interests	Recitals
Multiplier	Section 2.07
Name and Likeness Agreement	Recitals
Noncompete Period	Section 6.15
Notice of Disagreement	Section 1.04
Other Bid	Section 6.02
Outside Date	Section 9.01
Owned Company Technology	Section 4.08
Permits	Section 4.12
Permitted Liens	Section 4.06
Post Final Closing Statement	Section 2.05
Post Initial Closing Statement	Section 1.04
Preliminary Asset Allocation Schedule	Section 6.07
Preliminary Fair Market Value Balance Sheet	Section 6.07
Preliminary Tax Basis Balance Sheet	Section 6.07
Pro Rata Portion	Section 1.05
Proceeding	Section 4.12
Purchaser	Preamble
Purchaser Indemnitees	Section 10.01
Purchaser’s Statement	Section 6.07
Reclassification	Recitals
Records	Section 6.13
Release Notice	Section 10.11
Released Matters	Section 6.16
Released Party	Section 6.16
Releasing Party	Section 6.16
Retained Contracts	Section 3.01
Securities Act	Section 4.24
Seller	Preamble
Seller Indemnitees	Section 10.02
Seller LLC Agreement	Recitals
Seller’s Statement	Section 6.07
Setoff Notice	Section 10.10
Shared Cap	Section 10.03
Shared Deductible	Section 10.03
Target Cash Amount	Section 1.04
Tax	Section 4.14
Tax Return	Section 4.14
Taxing Authority	Section 4.14
Third A&R LLC Agreement	Recitals

Term	Section
Third Party Claim	Section 10.08
Third Party Information	Section 6.15
Threshold	Section 10.03
Transfer Taxes	Section 4.14
Treasury Regulations	Section 4.14
Unaudited Financial Statements	Section 4.05
Voting Company Debt	Section 4.02
WFI	Recitals
          SECTION 11.05. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any references to the masculine, feminine or neuter gender shall include such other genders, unless the context otherwise requires. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and assigns and, if such Person is an individual, upon such Person’s death or incapacity, such Person’s executors, administrators, guardians and other legal representatives. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States. All Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.
          SECTION 11.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

          SECTION 11.07. Entire Agreement. This Agreement, the Ancillary Agreements (in each case, in the form in existence on the date hereof) and the Confidentiality Agreement, along with the schedules and exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties hereto shall be liable or bound to any other Person in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth in this Agreement, in the Ancillary Agreements to which such party is a party, and in the Confidentiality Agreement. In the event of any conflict between the provisions of this Agreement (including the Schedules and Exhibits hereto, but not any Ancillary Agreement that is an Exhibit), on one hand, and the provisions of the Confidentiality Agreement or any of the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.
          SECTION 11.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          SECTION 11.09. Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the parties, the transactions leading to this Agreement or contemplated hereby or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such State without regard to the conflict of laws principles of such State.
          SECTION 11.10. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, for the purposes of any Proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated by this Agreement or any Ancillary Agreement. Each party agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by registered mail to such party’s address set forth above shall be effective service of process for any Proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.
          SECTION 11.11. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated by this Agreement or any Ancillary Agreement. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
          SECTION 11.12. Disclosure Schedule. The disclosure of any matter in any section of the Disclosure Schedule shall qualify the correspondingly numbered representation or warranty and such other representations and warranties only to the extent a matter in such first section is disclosed in such a manner as to make its relevance to the information called for by such other representation and warranty readily apparent. The listing of any matter shall expressly not be deemed to constitute an admission by the Seller or the Company, or to otherwise imply, that such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the disclosure of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of the Seller’s representations or warranties, or the Seller’s, the Company’s or the Founder’s covenants or agreements, set forth in this Agreement.
          SECTION 11.13. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the Supreme Court of the State of New York sitting in New York County or in the United States District Court for the Southern District of New York, and any appellate court from any thereof, this being in addition to any other remedy to which any party is entitled at Law or in equity. Each party hereby waives any requirement for the securing of such remedy, including but not limited to the posting of a bond.
          SECTION 11.14. Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
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          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

STEPAHEAD, LLC, as the Seller
by	/s/ Stuart Weitzman
	Name:	Stuart Weitzman
	Title:	Manager

JAG FOOTWEAR, ACCESSORIES AND RETAIL CORPORATION, as the Purchaser,
by	/s/ Ira M. Dansky
	Name:	Ira M. Dansky
	Title:	Executive Vice President

Solely for those provisions of this Agreement applicable to Jones (including Section 6.21 and Article XI), JONES APPAREL GROUP, INC., as Jones,
by	/s/ Ira M. Dansky
	Name:	Ira M. Dansky
	Title:	Executive Vice President, General Counsel and Secretary

Solely for those provisions of this Agreement applicable to the Company (including Section 6.20 and Article XI), STUART WEITZMAN HOLDINGS, LLC as the Company,
by	/s/ Stuart Weitzman
	Name:	Stuart Weitzman
	Title:	Chairman and Chief Executive Officer

Solely for Sections 6.15, 6.16, 6.22 and 6.24, Article IX, Article X (solely to the extent related to indemnification obligations under Section 10.01(b)) and Article XI,
/s/ Stuart Weitzman
Mr. Stuart Weitzman, as the Founder